UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Valero Energy Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: ____________________

(2)	Aggregate number of securities to which transaction applies: ____________________

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): _______

(4)	Proposed maximum aggregate value of transaction: ____________________

(5)	Total fee paid: ____________________

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 240.0-11 and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: ____________________

(2)	Form, Schedule or Registration Statement No.: ____________________

(3)	Filing Party: ____________________

(4)	Date Filed: ____________________

VALERO ENERGY CORPORATION

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS
The 2014 Annual Meeting of Stockholders of Valero Energy Corporation is scheduled to be held on Thursday, May 1, 2014, at 10:00 a.m., Central Time, at our offices located at One Valero Way, San Antonio, Texas 78249 for the following purposes:

1.	Elect directors;

2.	Ratify appointment of KPMG LLP as independent auditor;

3.	Approve the 2013 compensation of the named executive officers;

4.	Vote on a stockholder proposal entitled, “Accelerated Vesting of Performance Shares”;

5.	Vote on a stockholder proposal entitled, “Climate Change Management Plan”;

6.	Vote on a stockholder proposal entitled, “Corporate Lobbying”; and

7.	Transact any other business properly brought before the meeting.

By order of the Board of Directors,

J. Stephen Gilbert
Secretary

Valero Energy Corporation
One Valero Way
San Antonio, Texas 78249
March 21, 2014

VALERO ENERGY CORPORATION
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
Our Board is soliciting proxies to be voted at the Annual Meeting of Stockholders on May 1, 2014 (the “Annual Meeting”). The accompanying notice describes the time, place, and purposes of the Annual Meeting. Action may be taken at the Annual Meeting or on any date to which the meeting may be adjourned. Unless otherwise indicated the terms “Valero,” “we,” “our,” and “us” are used in this proxy statement to refer to Valero Energy Corporation, to one or more of our consolidated subsidiaries, or to all of them taken as a whole. “Board” means our board of directors.

We are mailing our Notice of Internet Availability of Proxy Materials (“Notice”) to stockholders on or about March 21, 2014. On this date, you will be able to access all of our proxy materials on the website referenced in the Notice.

Record Date, Shares Outstanding, Quorum
Holders of record of our common stock, $0.01 par value (“Common Stock”), at the close of business on March 4, 2014 (the “record date”) are entitled to vote on the matters presented at the Annual Meeting. On the record date, 532,705,607 shares of Common Stock were issued and outstanding and entitled to one vote per share. Stockholders representing a majority of voting power, present in person or represented by properly executed proxy, will constitute a quorum.

Voting in Person at the Meeting, Revocability of Proxies
If you want to vote in person at the Annual Meeting, we will give you a ballot at the meeting. If your shares are registered in your name, you are considered the stockholder “of record” and you have the right to vote the shares in person at the meeting. If, however, your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the meeting, you will need to bring to the meeting a legal proxy from the stockholder of record (e.g., your broker) authorizing you to vote the shares.
You may revoke your proxy at any time before it is voted at the Annual Meeting by (i) submitting a written revocation to Valero, (ii) returning a subsequently dated proxy to Valero, or (iii) attending the Annual Meeting requesting that your proxy be revoked and voting in person at the Annual Meeting. If instructions to the contrary are not provided, shares will be voted as indicated on the proxy card.

Broker Non-Votes
Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of the stock. If the broker does not receive specific instructions, in some cases the broker may vote the shares in the broker’s discretion. However, the New York Stock Exchange (the “NYSE”) precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. This results in a “broker non-vote” on the proposal. A broker non-vote is treated as “present” for purposes of determining a quorum, has the effect of a negative vote when a majority of the voting power of the issued and outstanding shares is required for approval of a particular proposal, and has no effect when a majority of the voting power of the shares present in person or by proxy and entitled to vote or a plurality or majority of the votes cast is required for approval.

The ratification of the appointment of KPMG LLP as our independent auditor (Proposal No. 2) is deemed to be a routine matter under NYSE rules. A broker or other nominee generally may vote uninstructed shares on routine matters, and therefore no broker non-votes are expected to occur with Proposal No. 2. Proposals 1, 3, 4, 5, and 6 are considered non-routine under applicable rules. Because a broker or other nominee cannot vote without instructions on non-routine matters, we expect an undetermined number of broker non-votes to occur on these proposals.

Solicitation of Proxies
Valero pays the cost for soliciting proxies and the Annual Meeting. In addition to solicitation by mail, proxies may be solicited by personal interview, telephone, and similar means by directors, officers, or employees of Valero, none of whom will be specially compensated for such activities. Valero also intends to request that brokers, banks, and other nominees solicit proxies from their principals and will pay such brokers, banks, and other nominees certain expenses incurred by them for such activities. Valero retained Georgeson Inc., a proxy soliciting firm, to assist in the solicitation of proxies, for a fee of $16,000, plus reimbursement of certain out-of-pocket expenses.
For participants in our qualified 401(k) plan (“Thrift Plan”), the proxy card will represent (in addition to any shares held individually of record by the participant) the number of shares allocated to the participant’s account in the Thrift Plan. For shares held by the Thrift Plan, the proxy card will constitute an instruction to the trustee of the plan on how to vote those shares. Shares for which instructions are not received may be voted by the trustee per the terms of the plan.

CHIEF EXECUTIVE OFFICER TRANSITION
As previously announced on March 3, 2014, William R. Klesse, Valero’s Chief Executive Officer and Chairman of the Board, will retire as Chief Executive Officer effective on the date of the Annual Meeting, May 1, 2014. The Board has elected Joseph W. Gorder, currently Valero’s President and Chief Operating Officer, to succeed Mr. Klesse as Valero’s Chief Executive Officer effective May 1, 2014, and has also elected Mr. Gorder as a director. Subject to Mr. Klesse’s re-election at the Annual Meeting, Mr. Klesse will continue to serve as Valero’s Chairman of the Board and will remain employed with Valero through the end of 2014 to serve as an advisor to Valero and to Mr. Gorder in his new role as Chief Executive Officer in order to facilitate a successful transition in Valero’s executive management.
Biographical information for Messrs. Klesse and Gorder is presented below under the caption, “Information Concerning Nominees and Directors–Nominees.” Information regarding the compensation arrangement for Mr. Klesse following his retirement as Chief Executive Officer is presented below under the caption, “Certain Relationships and Related Transactions–Transactions with Management and Others.”

INFORMATION REGARDING THE BOARD OF DIRECTORS
Valero’s business is managed under the direction of our Board. Our Board conducts its business through meetings of its members and its committees. During 2013, our Board held seven meetings and the standing Board committees held 14 meetings. No member of the Board attended less than 75 percent of the meetings of the Board and committees of which he or she was a member. All Board members are expected to attend the Annual Meeting. All Board members attended the 2013 annual meeting.

INDEPENDENT DIRECTORS
The Board presently has 11 non-management directors and two members from our management: William R. Klesse (our Chief Executive Officer) and Joseph W. Gorder (our President and Chief Operating Officer). The Board determined that each of our non-management directors who served during 2013 met the independence requirements of the NYSE listing standards. Those independent directors are Jerry D. Choate, Ruben M. Escobedo, Deborah P. Majoras, Bob Marbut, Donald L. Nickles, Philip J. Pfeiffer, Robert A. Profusek, Susan Kaufman Purcell, Stephen M. Waters, Randall J. Weisenburger, and Rayford Wilkins, Jr. As members of our management, Messrs. Klesse and Gorder are not independent directors under the NYSE’s listing standards.

The Board’s Audit Committee, Compensation Committee, and Nominating/Governance and Public Policy Committee are composed entirely of directors who meet the independence requirements of the NYSE. Each member of the Audit Committee also meets the additional independence standards for Audit Committee members required by the SEC.

Independence Determinations
Under the NYSE’s listing standards, a director is not deemed independent unless the Board affirmatively determines that the director has no material relationship with Valero. Based on information provided by our directors concerning their background, employment, and affiliations (including commercial, banking, consulting, legal, accounting, charitable, and familial relationships), the Board has determined that, other than being a director and/or stockholder of Valero, each of the independent directors named above has either (i) no relationship with Valero, either directly or as a partner, stockholder, or officer of an organization that has a relationship with Valero, or (ii) has only immaterial relationships with Valero, and is independent under the NYSE’s listing standards.

In accordance with NYSE listing standards, the Board has adopted categorical standards or guidelines to assist the Board in making its independence determinations regarding its directors. These standards are published in Article I of our Corporate Governance Guidelines. Under the NYSE’s listing standards, immaterial relationships that fall within the guidelines are not required to be disclosed in this proxy statement. An immaterial relationship falls within the guidelines if it is:

•	is not a relationship that would preclude a determination of independence under Section 303A.02(b) of the NYSE Listed Company Manual;

•
consists of charitable contributions by Valero to an organization in which a director is an executive officer and does not exceed the greater of $1 million or two percent of the organization’s gross revenue in any of the last three years;

•
consists of charitable contributions to any organization with which a director, or any member of a director’s immediate family, is affiliated as an officer, director, or trustee pursuant to a matching gift program of Valero and made on terms applicable to employees and directors, or is in amounts that do not exceed $1 million per year; and

•	is not required to be, and it is not otherwise, disclosed in this proxy statement.

COMMITTEES OF THE BOARD
Valero had four standing committees of the Board in 2013.

•	Audit Committee,

•	Compensation Committee,

•	Executive Committee, and

•	Nominating/Governance and Public Policy Committee.
Committee charters are available on our website at www.valero.com under the “Corporate Governance” tab in the “Investor Relations” section.

Audit Committee
The Audit Committee reviews and reports to the Board on auditing and accounting matters, including the quality, objectivity, and performance of our internal and external accountants and auditors, the adequacy of our financial controls, and the reliability of our public financial information. Members of the Audit Committee in 2013 were Ruben M. Escobedo (Chair), Susan Kaufman Purcell, Stephen M. Waters, and Randall J. Weisenburger. The Audit Committee met four times in 2013. The “Report of the Audit Committee for Fiscal Year 2013” appears in this proxy statement following disclosures for Proposal No. 2.

The Board has determined that Ruben M. Escobedo is an “audit committee financial expert” (as defined by the SEC) and that he is “independent” as independence for audit committee members is defined in the NYSE listing standards. For more information regarding Mr. Escobedo’s experience, see “Proposal No. 1 – Election of Directors – Information Concerning Nominees and Directors.”

Compensation Committee
The Compensation Committee reviews and reports to the Board on matters related to compensation strategies, policies, and programs, management development, management succession, and benefit programs. The Committee also approves and administers our equity compensation plans and incentive bonus plan. The Compensation Committee’s duties are further described in “Compensation Discussion and Analysis” below. The Compensation Committee has, for administrative convenience, delegated authority to our Chief Executive Officer to make non-material amendments to Valero’s benefit plans and to make limited grants of stock options and restricted stock to new hires who are not executive officers.

During 2013, members of the Compensation Committee were Jerry D. Choate (Chair), Bob Marbut, Robert A. Profusek, Stephen M. Waters, Randall J. Weisenburger, and Rayford Wilkins, Jr. The Compensation Committee met six times in 2013. The “Compensation Committee Report” for fiscal year 2013 appears in this proxy statement immediately preceding “Compensation Discussion and Analysis.”

Compensation Committee Interlocks and Insider Participation
There are no compensation committee interlocks. None of the members of the Compensation Committee has served as an officer or employee of Valero or had any relationship requiring disclosure by Valero under Item 404 of the SEC’s Regulation S-K, which addresses related-person transactions.

Nominating/Governance and Public Policy Committee
The Nominating/Governance and Public Policy Committee evaluates policies on the size and composition of the Board and criteria and procedures for director nominations, and considers and recommends candidates for election to the Board. The committee also evaluates, recommends, and monitors corporate governance guidelines, policies, and procedures, including our codes of business conduct and ethics. The committee also (i) assists the Board in identifying, evaluating, and monitoring public policy trends and social and political issues that could impact our business activities and performance, and (ii) considers and makes recom-mendations for our strategies relating to corporate responsibility, contributions, and reputation management. During 2013, the members of the Nominating/Governance Committee were Robert A. Profusek (Chair), Jerry D. Choate, Deborah P. Majoras, Donald L. Nickles, and Phillip J. Pfeiffer. The committee met twice in 2013.

The Nominating/Governance and Public Policy Committee recommended to the Board each director listed in this proxy statement under “Information Concerning Nominees and Directors – Nominees” as nominees for election as directors at the Annual Meeting. The committee also considered and recommended the appointment of a lead director to preside at meetings of the independent directors without management, and recommended assignments for the Board’s committees. The full Board approved the recommendations of the committee and adopted resolutions approving the slate of director nominees to stand for election at the Annual Meeting, the appointment of a lead director, and Board committee assignments.

Executive Committee
The Executive Committee exercises the Board’s authority during intervals between meetings of the Board. With limited exceptions specified in our bylaws and under Delaware law, actions taken by the Executive Committee do not require Board ratification. Members of the Executive Committee are William R. Klesse (Chair), Jerry D. Choate, Ruben M. Escobedo, and Robert A. Profusek. The committee did not meet in 2013.

SELECTION OF DIRECTOR NOMINEES
The Nominating/Governance and Public Policy Committee solicits recommendations for Board candidates from a number of sources, including our directors, our officers, individuals personally known to the members of the Board, and third-party research. In addition, the Committee will consider candidates submitted by stockholders when submitted in accordance with the procedures described in this proxy statement under the caption “Miscellaneous – Stockholder Communications, Nominations, and Proposals.” The Committee will consider all candidates identified through the processes described above and will evaluate each of them on the same basis. The level of consideration the Committee will extend to a stockholder’s candidate will be commensurate with the quality and quantity of information about the candidate that the nominating stockholder makes available to the Committee.

Evaluation of Director Candidates
The Nominating/Governance and Public Policy Committee is charged with assessing the skills and character-istics that candidates for election to the Board should possess and with determining the composition of the Board as a whole. The assessments include qualifications under applicable independence standards and other standards applicable to the Board and its committees, as well as consideration of skills and expertise in the context of the needs of the Board.

Each candidate must meet certain minimum qualifications, including:

•	independence of thought and judgment;

•	the ability to dedicate sufficient time, energy, and attention to the performance of her or his duties, taking into consideration the candidate’s service on other public company boards; and

•
skills and expertise complementary to those of the existing Board members; in this regard, the Board will consider its need for operational, managerial, financial, governmental affairs, or other expertise.

The Committee also considers diversity concepts such as race, gender, and national origin, as well as the ability of a prospective candidate to work with the then-existing interpersonal dynamics of the Board and the candidate’s ability to contribute to the collaborative culture among Board members.

Based on this initial evaluation, the Committee will determine whether to interview a proposed candidate and, if warranted, will recommend that one or more of its members, other members of the Board, or senior management, as appropriate, interview the candidate. After completing this process, the Committee ultimately determines its list of nominees and submits the list to the full Board for consideration and approval.

LEADERSHIP STRUCTURE OF THE BOARD
Our bylaws provide that the Chairman of the Board has the power to preside at all meetings of the Board. William R. Klesse, our Chief Executive Officer, serves as the Chairman of our Board of Directors. Although the Board believes that the combination of the Chairman and Chief Executive Officer roles is appropriate in current circumstances, Valero’s Corporate Governance Guidelines do not establish this approach as a policy, and in fact, the Chairman and Chief Executive Officer roles were separate from 2005 to 2007 and will be separate following Mr. Klesse’s retirement as Valero’s Chief Executive Officer (discussed above under the caption “Chief Executive Officer Transition”).

The Chief Executive Officer is appointed by the Board to manage Valero’s daily affairs and operations. We believe that Mr. Klesse’s extensive industry experience and direct involvement in Valero’s operations make him best suited to serve as Chairman in order to:

•	lead the Board in productive, strategic planning;

•	determine necessary and appropriate agenda items for meetings of the Board with input from the Lead Director and Board committee chairs; and

•	determine and manage the amount of time and information devoted to discussion of agenda items and other matters that may come before the Board.
Our Board structure includes strong oversight by independent directors. Messrs. Klesse and Gorder are the only members from out management (past or present) who serve on the Board; all of our other directors are independent. Each of the Board’s committees (except for the Executive Committee, which meets infrequently) is chaired by an independent director.

LEAD DIRECTOR AND MEETINGS OF NON-MANAGEMENT DIRECTORS
Our Board appoints a Lead Director whose responsibilities include leading the meetings of our non-management directors outside the presence of management. Our Board regularly meets in executive session outside the presence of management, generally at each Board and committee meeting. Following the recommendation of the Nominating/Governance and Public Policy Committee, the Board selected Robert A. Profusek to serve as Lead Director during 2014. He also served as Lead Director in 2013.

The Lead Director, working with the committee chairs, sets agendas and leads the discussion of regular meetings of the Board outside the presence of management, provides feedback regarding these meetings to the Chairman, and otherwise serves as liaison between the independent directors and the Chairman. The Lead Director is also responsible for receiving, reviewing, and acting upon communications from stock-holders or other interested parties when those interests should be addressed by a person independent of management. The Board believes that this approach appropriately and effectively complements Valero’s combined Chief Executive Officer/Chairman structure.

RISK OVERSIGHT
The Board considers oversight of Valero’s risk management efforts to be a responsibility of the full board. The Board’s role in risk oversight includes receiving regular reports from members of senior management on areas of material risk to Valero, or to the success of a particular project or endeavor under consideration, including operational, financial, legal, regulatory, strategic, and reputational risks. The full Board (or the appropriate Board committee) receives reports from management to enable the Board (or committee) to assess Valero’s risk identification, risk management, and risk mitigation strategies. When a report is vetted at the committee level, the chair of that committee thereafter reports on the matter to the full Board. This enables to the Board and its committees to coordinate the Board’s risk oversight role. The Board also believes that risk management is an integral part of Valero’s annual strategic planning process, which addresses, among other things, the risks and opportunities facing Valero.

One of the Audit Committee’s responsibilities is to discuss with management our major financial risk exposures and the steps we have taken to monitor and control those exposures, including our risk assessment and risk management policies. In this regard, our chief audit officer prepares a comprehensive risk assessment report and reviews that report with the Audit Committee. This report identifies material business risks for Valero and identifies Valero’s internal controls that respond to and mitigate those risks. Valero’s management regularly evaluates these controls, and the Audit Committee is provided regular updates regarding the effectiveness of the controls. Our Nominating/Governance and Public Policy Committee reviews our policies and performance in areas of employee and contractor safety, environmental compliance, and legal matters generally.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)
Each of Valero’s directors stands for election each year at the annual meeting of stockholders. If elected at the 2014 Annual Meeting, all of the nominees for director listed below will serve a one-year term expiring at the 2015 annual meeting of stockholders. The persons named on the proxy card intend to vote for the election of each of these nominees unless you direct otherwise on your proxy card.

The Board recommends a vote “FOR” all nominees.

Under our bylaws, each director to be elected under this proposal will be elected by the vote of the majority of the votes cast at the Annual Meeting if a quorum is present. For this purpose, a “majority of the votes cast” means that the number of shares voted “for” a director’s election exceeds 50 percent of the number of votes cast with respect to that director’s election. Votes “cast” exclude abstentions. If any nominee is unavailable as a candidate at the time of the Annual Meeting, either the number of directors constituting the full Board will be reduced to eliminate the resulting vacancy, or the persons named as proxies will use their best judgment in voting for any available nominee.

INFORMATION CONCERNING NOMINEES AND DIRECTORS
Our directors are listed in the following table. Each is a nominee for election as a director at the Annual Meeting, except for Messrs. Escobedo and Marbut who are retiring from the Board on the date of the Annual Meeting. There is no family relationship among any of the executive officers or nominees for director. There is no arrangement or understanding between any director or any other person pursuant to which the director was or is to be selected a director or nominee.

Directors	Executive Officer or Director Since (1)	Age as of 12/31/13
Jerry D. Choate, Director	1999	75
Ruben M. Escobedo, Director (2)	1994	76
Joseph W. Gorder, Director, President, and Chief Operating Officer	2003	56
William R. Klesse, Chairman of the Board and Chief Executive Officer	2001	67
Deborah P. Majoras, Director	2012	50
Bob Marbut, Director (2)	2001	78
Donald L. Nickles, Director	2005	65
Philip J. Pfeiffer, Director	2012	66
Robert A. Profusek, Director	2005	63
Susan Kaufman Purcell, Director	1994	71
Stephen M. Waters, Director	2008	67
Randall J. Weisenburger, Director	2011	55
Rayford Wilkins, Jr., Director	2011	62
(1) The reported service dates include, when applicable, service on the board of Valero’s former parent prior to Valero’s separation from that company in 1997.
(2) Mr. Escobedo and Mr. Marbut will retire from our Board on the date of the Annual Meeting, and therefore are not nominees for election at the Annual Meeting.
Nominees.
Mr. Choate retired from Allstate Corporation at the end of 1998 where he had served as Chairman of the Board and Chief Executive Officer since 1994. He previously served as a director of H&R Block, Inc. from 2006 to 2007 and as a director of Amgen, Inc. from 1998 to 2011. Mr. Choate also serves as a director of Invesco Van Kampen Mutual Funds. He has served on Valero’s Board since 1999. Mr. Choate’s pertinent experience, qualifications, attributes, and skills include financial literacy and managerial experience attained through his service as Chief Executive Officer and Chairman of Allstate Corporation, the knowledge and experience he has attained through service on the boards of other public companies, and the knowledge and experience he has attained through his service on Valero’s Board since 1999.
Mr. Gorder was elected to the board of directors on February 27, 2014. He has served as Valero’s President and Chief Operating Officer since November 2012, and will assume the role of Chief Executive Officer on May 1, 2014. Mr. Gorder previously served as Executive Vice President and Chief Commercial Officer beginning in January 2011, and formerly led Valero’s European operations from its London office. He previously served as Executive Vice President – Marketing and Supply beginning in December 2005. Prior to that, he held several positions with Valero and Ultramar Diamond Shamrock Corporation with responsibilities for corporate development and marketing. Mr. Gorder is also Chief Executive Officer and director of Valero Energy Partners LP, a midstream logistics master limited partnership formed by Valero in

2013. Mr. Gorder’s pertinent experience, qualifications, attributes, and skills include his nearly 27 years of experience in the refining industry during his years of service with UDS and Valero.
Mr. Klesse is Valero’s Chairman of the Board and Chief Executive Officer. He will retire as Valero’s Chief Executive Officer on May 1, 2014. He was elected Chairman in January 2007, and served as President from January 2008 to November 2012. He has been Valero’s Chief Executive Officer since the end of 2005. He previously served as Valero’s Executive Vice President and Chief Operating Officer from 2003 through 2005, and as Executive Vice President–Refining and Commercial Operations since Valero’s acquisition of Ultramar Diamond Shamrock Corporation (UDS) in 2001. Mr. Klesse is also Chairman of the Board of Valero Energy Partners LP. He is also a director of Occidental Petroleum Corporation where he was elected to the board in October 2013. Mr. Klesse’s pertinent experience, qualifications, attributes, and skills include his experience in virtually every aspect of the refining industry during his 45 years of service with UDS and Valero, and the knowledge and experience he has attained through his service on Valero’s Board since 2005 (and as its Chairman since 2007).
Ms. Majoras is Chief Legal Officer and Secretary of The Procter & Gamble Company (P&G). She joined P&G in 2008 as Senior Vice President and General Counsel. Previously she served as Chairman of the Federal Trade Commission from 2004 until 2008. From 2001 to 2004, Ms. Majoras was Deputy Assistant Attorney General in the U.S. Department of Justice, Antitrust Division. Ms. Majoras joined the law firm of Jones Day in 1991, where she became a partner in 1999. Ms. Majoras serves on the boards of The Christ Hospital Health Network, the Cincinnati USA Regional Chamber, the Cincinnati Legal Aid Society, Westminster College, and the Leadership Council on Legal Diversity. She is co-chair of the U.S. Chamber of Commerce International Competition Policy Subcommittee. Ms. Majoras’s pertinent experience, qualifi-cations, attributes, and skills include regulatory knowledge and expertise attained through her positions with the federal government; expertise in legal matters, leadership, and management skills attained while acting as an officer of a major U.S. publicly traded corporation and a partner with Jones Day; and leadership and management skills attained while serving as director or trustee of numerous non-profit organizations.
Senator Nickles retired as U.S. Senator from Oklahoma in 2005 after serving in the U.S. Senate for 24 years. He had also served in the Oklahoma State Senate for two years. During his tenure as a U.S. Senator, he was Assistant Republican Leader for six years, Chairman of the Republican Senatorial Committee, and Chairman of the Republican Policy Committee. He served as Chairman of the Budget Committee and as a member of the Finance and Energy and Natural Resources Committees. In 2005, he formed and is the Chairman and Chief Executive Officer of The Nickles Group, a Washington-based consulting and business venture firm. Senator Nickles also serves on the Board of Trustees of Washington Mutual Investors Fund. He has served as a director of Valero since 2005. His pertinent experience, qualifications, attributes, and skills include extensive political, legislative and regulatory knowledge and expertise attained through his 24 years of service as a U.S. Senator; the experience attained through his service on the boards of other public companies; the knowledge and experience he has attained from serving as founder and chief executive officer of a consulting and business venture firm; and the knowledge and experience he has attained through his service on Valero’s Board since 2005.
Mr. Pfeiffer is Of Counsel in the San Antonio office of Norton Rose Fulbright LLP, where he was Partner-in-Charge for 25 years and led the office’s labor and employment practice. Through his 40-year career with the firm, Mr. Pfeiffer assisted employers in management-union matters, complex civil rights matters, employment discrimination cases, affirmative action compliance, employment torts, alternative dispute resolution, and ERISA litigation. He is a state-qualified mediator in Texas, serving as a mediator in employment and civil rights cases, including class actions. He is a director and the immediate past Chairman of the Board of Southwest Research Institute, a non-profit contract research corporation based in San Antonio, Texas. He serves or has served on the boards of many other non-profit organizations including the United Way of San Antonio and Bexar County, St. Mary’s University, San Antonio Medical Foundation, Texas

Research and Technology Foundation, and Christus Children’s Hospital Foundation. Mr. Pfeiffer’s pertinent experience, qualifications, attributes, and skills include legal expertise in legal matters, including labor and employment issues, leadership and management skills attained while acting as Partner-in-Charge of a law office, and serving as chairman, director, or trustee of numerous non-profit organizations.
Mr. Profusek is a partner, and heads the mergers and acquisitions department, of the Jones Day law firm. His law practice focuses on mergers, acquisitions, takeovers, restructurings, and corporate governance. Mr. Profusek is also a director of CTS Corporation. He served as a director of the managing general partner of Valero L.P. (now known as “NuStar Energy L.P.”) from 2001 to 2005. He has served as a director of Valero since 2005. Mr. Profusek’s pertinent experience, qualifications, attributes, and skills include: legal expertise in legal matters, including corporate governance; capital markets expertise attained through his extensive experience in mergers and acquisitions and financing activities; managerial experience attained through his leadership roles with Jones Day; the knowledge and experience he has attained through his current service on another public company board and prior service as a director of two other NYSE-listed companies; and the knowledge and experience he has attained through his service on Valero’s Board since 2005.
Dr. Purcell is Director of the Center for Hemispheric Policy at the University of Miami. The Center examines political, economic, financial, trade, and security issues in Latin America, as well as U.S.-Latin America relations. Dr. Purcell previously served as Vice President of the Council of the Americas, a non-profit business organization of mainly Fortune 500 companies with investments in Latin America, and of the Americas Society, a non-profit educational institution, both in New York City. Dr. Purcell has been a director of Valero or its former parent company since 1994. Her pertinent experience, qualifications, attributes, and skills include: economic, political and international relations expertise attained through her experience with the University of Miami, the Council of Americas, and the Americas Society; a Ph.D in political science; financial literacy and experience attained through her service on the boards and audit committees of several closed-end mutual funds; and the knowledge and experience she has attained through her service on Valero’s Board since 1994.
Mr. Waters has been the managing partner of Compass Advisers LLP and its predecessor partnership since 1996 and was the Chief Executive of Compass Partners European Equity Fund from 2005 to 2013. From 1988 to 1996, he served in several capacities at Morgan Stanley, including Co-Head of the Mergers and Acquisitions department from 1990 to 1992, Co-Chief Executive Officer of Morgan Stanley Europe from 1992 to 1996, and as a member of the firm’s worldwide Firm Operating Committee from 1992 to 1996. From 1974 to 1988, he was with Lehman Brothers, co-founding the Mergers and Acquisitions department in 1977, becoming a partner in 1980, and serving as Co-Head of the Mergers and Acquisitions department from 1985 to 1988. Mr. Waters is also Chairman of Boston Private Financial Holdings. He has served as Chairman of the Advisory Board of the Boston University School of Public Health and Chairman of the United States Naval Institute. His pertinent experience, qualifications, attributes, and skills include: financial literacy and expertise, capital markets expertise, and managerial experience gained through his mergers and acquisitions experience and leadership roles with investment banking firms, Lehman Brothers, Morgan Stanley, and Compass Advisers; and the knowledge and experience he has attained through his service on Valero’s Board and other public company boards.
Mr. Weisenburger has served as Omnicom Group Inc.’s Executive Vice President and Chief Financial Officer since joining that company in 1998. Prior to joining Omnicom, he was a founding member of Wasserstein Perella and a former member of the First Boston Corporation. While at Wasserstein Perella, Mr. Weisenburger specialized in private equity investing and leveraged acquisitions, and in 1993, he became President and CEO of the firm’s private equity subsidiary. His other corporate board service includes Carnival Corporation and Carnival PLC, and he is a member of the Board of Overseers for the Wharton School of Business at the University of Pennsylvania. His pertinent experience, qualifications, attributes, and skills include financial literacy and expertise, capital markets expertise, managerial experience he has attained serving as an executive officer of other public companies, and the experience he has attained from service on Valero’s Board and other public company boards.
Mr. Wilkins previously served as CEO of Diversified Businesses of AT&T, where he was responsible for international investments, AT&T Interactive, AT&T Advertising Solutions, customer information services, and the consumer wireless initiative in India. He retired from AT&T at the end of March 2012. Mr. Wilkins held several other leadership positions at AT&T and its predecessor companies, including Group President and CEO of SBC Enterprise Business Services and President and CEO of SBC Pacific Bell. He also serves on the boards of Morgan Stanley, América Móvil, YP Holdings LLC, and the Advisory Council of the McCombs School of Business at the University of Texas at Austin. His pertinent experience, qualifications, attributes, and skills include managerial experience he has attained serving as an executive officer of other public companies, international business acumen he has attained from his responsibilities as executive officer and director for international business concerns, and the experience he has attained from service on Valero’s Board and other public company boards.
For information regarding the nominees’ Common Stock holdings, compensation, and other arrangements, see “Information Regarding the Board of Directors,” “Beneficial Ownership of Valero Securities,” “Compensation Discussion and Analysis,” “Compensation of Directors,” and “Certain Relationships and Related Transactions” elsewhere in this proxy statement.

IDENTIFICATION OF EXECUTIVE OFFICERS
The following are Valero’s executive officers (for purposes of Rule 3b-7 under the Securities Exchange Act of 1934). There is no arrangement or understanding between any executive officer listed below or any other person under which the executive officer was or is to be selected as an officer.

	Officer Since	Age as of 12/31/13
William R. Klesse, Chief Executive Officer	2001	67
Joseph W. Gorder, President and Chief Operating Officer	2003	56
Michael S. Ciskowski, Executive Vice President and Chief Financial Officer	1998	56
Jay D. Browning, Senior Vice President and General Counsel	2002	55
Mr. Klesse. Mr. Klesse’s biographical information is stated above under the caption “Information Concerning Nominees and Directors – Nominees.”
Mr. Gorder. Mr. Gorder’s biographical information is stated above under the caption “Information Concerning Nominees and Directors – Nominees.”
Mr. Ciskowski was elected Executive Vice President and Chief Financial Officer in August 2003. Before that, he served as Executive Vice President – Corporate Development since April 2003, and Senior Vice President in charge of business and corporate development since 2001.
Mr. Browning was elected Senior Vice President and General Counsel of Valero in November 2012. Effective May 1, 2014, he will be Executive Vice President and General Counsel. He previously served as Senior Vice President – Corporate Law from 2006 to 2012. Mr. Browning was elected Vice President of Valero in 2002, and was first elected as Secretary in 1997.

BENEFICIAL OWNERSHIP OF VALERO SECURITIES
SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS
The following table presents information as of February 1, 2014, regarding Common Stock beneficially owned (or deemed to be owned) by each nominee for director, each current director, each executive officer named in the Summary Compensation Table, and all current directors and executive officers of Valero as a group. No executive officer, director, or nominee for director owns any class of equity securities of Valero other than Common Stock. None of the shares listed below are pledged as security. The address for each person is One Valero Way, San Antonio, Texas 78249.

Name of Beneficial Owner	Shares Held (1)	Shares Under Options (2)	Total Shares	Percent of Class
Jay D. Browning	136,991	10,638	147,629	*
Jerry D. Choate	92,288	—	92,288	*
Michael S. Ciskowski	356,271	427,353	783,624	*
S. Eugene Edwards	167,536	77,800	245,336	*
Ruben M. Escobedo	32,835	—	32,835	*
Joseph W. Gorder	223,205	137,248	360,453	*
William R. Klesse	1,351,093	1,098,460	2,449,553	*
Deborah P. Majoras	13,186	—	13,186	*
Bob Marbut	37,048	—	37,048	*
Donald L. Nickles	30,259	—	30,259	*
Philip J. Pfeiffer	16,343	—	16,343	*
Robert A. Profusek	30,120	—	30,120	*
Susan Kaufman Purcell	8,649	—	8,649	*
Stephen M. Waters	29,648	10,700	40,348	*
Randall J. Weisenburger	22,521	—	22,521	*
Rayford Wilkins, Jr.	23,395	—	23,395	*
Directors and current executive officers as a group (15 persons)	2,403,852	1,684,399	4,088,251	*

*	Indicates that the percentage of beneficial ownership does not exceed 1% of the class.

(1)
Includes shares allocated under the Thrift Plan and shares of restricted stock. Restricted stock may not be sold or transferred until vested. For each of Mr. Ciskowski and Mr. Marbut, the balance shown also include shares held by an entity that he controls. This column does not include shares that could be acquired under options, which are reported in the column captioned “Shares Under Options.”

(2)
Represents shares of Common Stock that may be acquired under outstanding stock options currently exercisable and that are exercisable within 60 days from February 1, 2014. Shares subject to options may not be voted unless the options are exercised. Options that may become exercisable within such 60-day period only in the event of a change of control of Valero are excluded.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table describes each person, or group of affiliated persons, known to be a beneficial owner of more than five percent of our Common Stock as of February 1, 2014. The information is based on reports filed by such persons with the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc. 40 East 52nd Street New York NY 10022	34,636,283	(1)	6.40%

(1)
BlackRock, Inc. filed with the SEC an amended Schedule 13G on January 31, 2014, reporting that it or certain of its affiliates beneficially owned in the aggregate 34,636,283 shares, for which it had sole voting power and sole dispositive power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors, and greater than 10 percent stockholders to file with the SEC certain reports of ownership and changes in ownership of our Common Stock. We believe that all Section 16(a) reports applicable to our executive officers, directors, and greater than 10 percent stockholders were timely filed in 2013.

RISK ASSESSMENT OF COMPENSATION PROGRAMS
We believe that our incentive compensation programs effectively balance risk and reward. When assessing risk, we consider both the annual incentive bonus plan for management as well as long-term incentives that are awarded under our stock incentive plan. We also consider the mix of award opportunities (i.e., short- versus long-term), performance targets and metrics, the target-setting process, and the administration and governance associated with the plans. Features of our compensation programs that we believe mitigate excessive risk taking include:

•	the mix between fixed and variable, annual and long-term, and cash and equity compensation, designed to encourage strategies and actions that are in Valero’s long-term best interests;

•	determination of incentive awards based on a variety of indicators of performance, thus diversifying the risk associated with a single indicator of performance;

•	incorporation of relative total stockholder return into our incentive program, calibrating pay and performance relationships to companies facing the same or similar market forces as Valero;

•	multi-year vesting periods for equity incentive awards, which encourage focus on sustained growth and earnings; and

•
our compensation-related policies, including the executive compensation “clawback” policy and stock retention guidelines (discussed below under the caption “Compensation Discussion and Analysis – Compensation Related Policies”).

COMPENSATION CONSULTANT DISCLOSURES
The Compensation Committee retained Exequity LLP as independent compensation consultant in 2013. Exequity was retained directly by the Committee, which, in its sole discretion, has the authority to select, retain, and terminate its relationship with the firm. In 2013, Exequity provided the Committee with objective and expert analysis, independent advice, and information with respect to executive and director compensation. For 2013 executive and director compensation services rendered to the Committee, Exequity earned professional fees of $356,559. Exequity did not provide other consulting services to the Committee, to Valero, or to any senior executives of Valero. Exequity is an independent advisor as determined under rules promulgated by the SEC and the NYSE’s listing standards.

During 2013, the consultants’ executive and director compensation consulting services included:

•	assistance with the determination of peer and comparator companies for benchmarking executive pay and monitoring Valero’s performance;

•	assistance with the determination of our overall executive compensation philosophy in light of Valero’s business strategy and market considerations;

•	competitive pay assessment of target and actual total direct compensation for executives, with separate analyses of base salary, annual incentive, and long-term incentive compensation;

•	competitive pay assessment of director compensation;

•	assessment of, and recommendation of enhancements to, our annual incentive bonus program for both financial and operational performance metrics;

•
assessment of, and recommendation of enhancements to, our long-term incentive program strategy, including the design of an appropriate mix of equity incentive vehicles, performance measures and measurement techniques, and determination of competitive equity grant guidelines consistent with our overall pay philosophy;

•	assistance with executive pay determination for divestiture activities;

•	updates on trends and developments in executive compensation, new regulatory issues, and best practices; and

•	assistance with proxy statement disclosures.

The following Compensation Committee Report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any of Valero’s filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, respectively, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on the foregoing review and discussions and such other matters the Compensation Committee deemed relevant and appropriate, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:
Jerry D. Choate, Chairman
Bob Marbut
Robert A. Profusek
Stephen M. Waters
Randall J. Weisenburger
Rayford Wilkins, Jr.

COMPENSATION DISCUSSION AND ANALYSIS
VALERO’S 2013 ACCOMPLISHMENTS
The following highlights Valero’s significant operational and strategic achievements in 2013.

•	We successfully separated our retail business into an independent, publicly traded company, CST Brands, Inc. (NYSE: CST), to unlock unrealized value within our retail business.

•
We successfully completed an initial public offering of common units representing limited partner interests of Valero Energy Partners LP (NYSE: VLP) to unlock value in our pipelines, terminals, and other transportation and logistics assets.

•	We increased our regular quarterly cash dividend from $0.175 per share to $0.225 per share.

•	We returned about $1.4 billion to our stockholders through dividend payments and common stock repurchases.

•	We continued to maintain our investment-grade credit rating.

•	We significantly exceeded our $75 million cost savings goal.

•	We significantly exceeded our overall health, safety, and environmental target.

•	We significantly exceeded our mechanical availability target, achieving best-ever annual performance.

•	We earned a record $491 million of operating profit in our ethanol segment.

•	We successfully completed a significant hydrocracker expansion project at our St. Charles refinery.

•	We successfully commenced production of renewable biodiesel at our Diamond Green Diesel joint venture plant.

TIGHT LINK BETWEEN PERFORMANCE AND EXECUTIVE PAY
The compensation opportunities of our executives are intimately tied to the performance of Valero. Our pay-for-performance philosophy is supported by the following elements of our 2013 executive compensation program.

•
In 2013, long-term incentives represented the single largest component of targeted pay for our named executive officers (as used in this proxy statement, our “named executive officers” are the five executives listed in the Summary Compensation Table), ranging from 51 percent of total targeted pay for our senior vice presidents to 71 percent of total targeted pay for our CEO.

•	All long-term incentives awarded in 2013 are aligned with stock price performance, linking executives’ pay directly with the creation of stockholder value.

•	Fifty-five percent of our total shares targeted for our named executive officers in 2013 were composed of performance shares and performance stock options.

◦
The performance share awards require Valero’s Total Shareholder Return (TSR) to meet or exceed the median TSR of our peers in order to reach or exceed targeted payout levels. As such, our executives are motivated to cause Valero’s results to exceed that of our peers.

◦
The performance stock options require a minimum 25 percent stock price improvement above grant price to be exercisable. As such, no value can be realized by an executive unless there is a significant increase in the market price of Valero’s common stock.

◦
Our performance share and performance stock options awards are described below in this Compensation Discussion and Analysis under the caption “Elements of Executive Compensation – Long-Term Incentive Awards – Performance Shares and Performance Stock Options.”

•
Restricted stock awards were also a component of the long-term incentive portfolio in 2013. These awards motivate both the creation of stockholder value through stock price gains and the retention of critical talent.

•
Our annual incentive bonus pool for named executive officers is funded using quantitative company performance measures in two areas that correspond to our business priorities: Adjusted Net Cash Provided by Operating Activities (ANC) and Earnings before Interest, Taxes, Depreciation, and Amortization (EBITDA). Our annual incentive bonus program is discussed below in this Compensation Discussion and Analysis under the caption “Elements of Executive Compensation – Annual Incentive Bonus.”

•
Our annual performance goals included challenging requirements across an array of financial, strategic, and operating objectives. The 2013 objectives included earnings per share (EPS), mechanical availability, cost management, and pre-established goals relating to health, safety, and environmental concerns.

•
These annual performance goals are measured primarily on an absolute basis, requiring performance that exceeds goals established in the first quarter of the year. By balancing these absolute goals with the relative TSR requirements under our performance share incentives, we motivate a dual focus on both Valero’s performance versus our operating plan and Valero’s performance compared to our peers.

ADOPTION OF BEST PRACTICES
We use executive pay arrangements that are commonly recognized as best practices within the area of executive compensation. Our executive pay program includes these leading practices.

•	Incentive compensation (annual bonus and long-term incentives) represents the majority (ranging from 51 percent to 71 percent) of the targeted direct compensation of our named executive officers.

•	We employ multiple performance metrics to motivate achievements that complement one another and that contribute to the long-term creation of stockholder value.

•
Executive incentives are balanced between absolute performance goals (rewarding the achievement of pre-established goals) and relative measures (linking the incentives to surpassing the performance of our peers).

•	We have maximum payout ceilings on both our annual bonus opportunities and our performance shares.

•	Dividends are not paid on unvested performance shares.

•	Valero’s revenues are above the median revenues of the peer group of companies within our industry against which we benchmark our executives’ pay.

•	We target the median benchmarks of the peer group for each of base pay, annual bonus, and long-term incentives.

•	We have eliminated all change-in-control gross ups for potential parachute excise taxes and maintain a policy against the implementation of change-in-control arrangements that contain gross-ups.

•	Our long-term incentive program mandates that stock options cannot be re-priced without stockholder approval.

•	Our executives officers and directors are subject to meaningful share ownership guidelines.

•
Our executives and directors are prohibited from pledging shares of Common Stock as collateral or security for indebtedness, and may not purchase, sell, or write calls, puts, or other options or derivative instruments on shares of Common Stock.

•	We have a “clawback” policy requiring the return of incentive payments in certain restatement situations.

•	We engage in stockholder outreach to solicit the input of stockholders to our pay programs.

•	Our executive pay programs include design features that mitigate against the risk of inappropriate behaviors.

•
Our Compensation Committee is composed entirely of directors who meet the independence requirements of the SEC and NYSE as well as pertinent tax requirements for preserving the deductibility of executive pay.

•	Our Compensation Committee retains the services of an independent executive compensation consultant who provides services directly to the Committee.

•	We maintain an annual policy for say-on-pay vote as recommended by our stockholders.

•	We maintain a declassified board of directors.

•	We maintain a political contributions disclosure policy.

•	We do not have a “poison pill” stockholder rights plan.

DIALOGUE WITH STOCKHOLDERS ON EXECUTIVE PAY
Valero’s strong corporate governance principles, implemented under the guidance of the Board, are a major driving force in encouraging constructive dialogue with stockholders and other stakeholders. Valero’s senior management team reaches out to stockholders for dialogue concerning our compensation programs. We believe that our stockholder outreach efforts have been constructive and have provided management with insight on executive compensation issues that are important to our stockholders. These discussions also provided management with the opportunity to review our executive compensation practices and explain the principles on which they were designed.

ADMINISTRATION OF EXECUTIVE COMPENSATION PROGRAMS
Our executive compensation programs are administered by our Board’s Compensation Committee. The Compensation Committee comprises six independent directors who are not participants in our executive compensation programs. Policies adopted by the Compensation Committee are implemented by our compensation and benefits staff. The duties and responsibilities of the Compensation Committee are further described in this proxy statement under the caption, “Information Regarding the Board of Directors – Committees of the Board – Compensation Committee.” In 2013, the Compensation Committee retained Exequity LLP as independent compensation consultant for executive and director compensation matters. The nature and scope of the consultant’s services are described above under the caption, “Compensation Consultant Disclosures.”

We believe that a significant portion of the compensation paid to our named executive officers should be incentive-based and determined by both company and individual performance. Our executive compensation program is designed to accomplish the following long-term objectives:

•	to provide compensation payouts that are tied to the performance of internal and external metrics both on a relative and absolute basis; and

•	to attract, motivate, and retain the best executive talent in our industry.

To motivate superior performance from our executives, Valero targets pay opportunities that are tied to Valero’s performance. We believe that an executive’s earn-out of his or her full compensation opportunities should be contingent on achieving performance results that exceed pre-established goals and outperform our industry peers.

Benchmarking Data
The Compensation Committee uses peer group compensation data in assessing benchmark rates of base salary, annual incentive compensation, and long-term incentive compensation. The Compensation Comparator Group (further described below) is used to benchmark compensation for our named executive officers. This reference is sometimes referred to in this proxy statement as “compensation survey data” or “competitive survey data.”

Compensation Comparator Group
The Compensation Comparator Group comprises the following companies that engage in the U.S. domestic oil and gas industry:

BP p.l.c.	Marathon Petroleum Corporation
Chevron Corporation	Murphy Oil Corporation
Exxon Mobil Corporation	Phillips 66
Hess Corporation	Royal Dutch Shell plc
HollyFrontier Corporation	Tesoro Corporation
Marathon Oil Corporation
We believe that the Compensation Comparator Group is relevant to our business because each member of the group had significant downstream refining and marketing operations within its overall business or was recently involved in the oil refining and marketing industry. We compete with these companies for talent at every level from entry-level employees to senior executives. Understanding this group’s compensation programs and levels is vitally important in order to remain competitive in this market for employees. We believe that given the size and complexity of our business, Valero employees at all levels would be qualified candidates for similar jobs at any one of the companies included in this group.

Recommendations for base salary, bonuses, and other compensation arrangements are developed under the supervision of the Compensation Committee by our compensation and benefits staff using the compensation survey data with assistance from Exequity. Use of the data is consistent with our philosophy of providing executive compensation and benefits that are competitive with companies competing with us for executive talent. In addition, the use of competitive compensation survey data and analyses assists the Compensation Committee in gauging our pay levels and targets relative to companies in the Compensation Comparator Group. See “Elements of Executive Compensation – Targets” below.

Performance Peer Groups
We also use peer groups to measure Valero’s total stockholder return (TSR) metric, used in our performance shares incentive program. For the 2013 performance peer group, companies were selected based on their engagement in U.S. domestic refining and marketing operations.

Our use of different peer groups for compensation and performance is based on the following. While job candidacy can transcend company size, we believe that when measuring business performance, companies with a similar business model should be included. That being said, comparing the performance of Valero’s generally non-integrated operations with those of integrated oil companies results in anomalies due to the mismatch in how similar industry-specific events can impact companies with these varying business models. In addition, there are relatively few companies in our business against which clear comparisons can be drawn, rendering a peer group composition more challenging than in most industries.

In November 2013, based on our updated evaluation of the refining industry, the Compensation Committee established a peer group for TSR measurement applicable to the 2013 awards of performance shares (with TSR measurement periods ending in 2014). The peer group is composed of the following entities.

Alon USA Energy, Inc.	PBF Energy Inc.
BP p.l.c.	Phillips 66
CVR Energy Inc.	Royal Dutch Shell plc
Delek US Holdings	Tesoro Corporation
HollyFrontier Corporation	Western Refining Inc.
Marathon Petroleum Corporation

Process and Timing of Compensation Decisions
The Compensation Committee reviews and approves all compensation targets and payments for the named executive officers. The Chief Executive Officer evaluates the performance of the other four named executive officers and develops individual recommendations based upon the competitive survey data. Both the Chief Executive Officer and the Committee may make adjustments to the recommended compensation based upon an assessment of an individual’s performance and contributions to the Company. The compensation for the Chief Executive Officer is reviewed by the Compensation Committee and recommended to the full Board for approval. This assessment is based on the competitive survey data and other factors described in this Compensation Discussion and Analysis, and adjustments may be made based upon the non-employee directors’ independent evaluation of the Chief Executive Officer’s performance and contributions.

The Compensation Committee establishes the target levels of annual incentive and long-term incentive compensation for the current fiscal year based upon its review of competitive market data provided by Exequity. The Compensation Committee also reviews competitive market data for annual salary rates for executive officer positions for the next fiscal year and recommends new salary rates to become effective the next fiscal year. The Compensation Committee may, however, review salaries or grant long-term incentive awards at other times during the year because of new appointments or promotions during the year.

ELEMENTS OF EXECUTIVE COMPENSATION
Our executive compensation programs include the following material elements:

•	base salary;

•	annual incentive bonus;

•	long-term equity-based incentives, including performance shares, performance stock options, and restricted stock;

•	medical and other insurance benefits; and

•	retirement benefits.

We chose these elements to foster the potential for both current and long-term payouts and to remain competitive in attracting and retaining executive talent. We believe that variable pay (i.e., annual incentive bonus and long-term equity-based incentives that do not become a permanent part of base salary) – delivered through the appropriate incentives – is ultimately the best way to drive total compensation among our executive officers. We evaluate the total compensation opportunity offered to each executive officer at least once annually and have conducted compensation assessments on several occasions during the course of the year.

Our annual incentive program rewards:

•	Valero’s attainment of key financial performance measures;

•	Valero’s success in key operational and strategic measures;

•	safe operations;

•	environmental responsibility;

•	reliable operations; and

•	cost management.

Our long-term equity incentive awards are designed to tie the executive’s financial reward opportunities with increased stockholders’ return on investment as measured by:

•	long-term stock price performance; and

•	payment of regular dividends.

Base salary is designed to provide a fixed level of competitive pay that reflects the executive officer’s primary duties and responsibilities, and to provide a base upon which incentive opportunities and benefit levels are established. In this proxy statement, the term “Total Direct Compensation” refers to the sum of an executive’s base salary, targeted incentive bonus, and the grant-date value of long-term incentive target awards.

The long-term incentive awards in our compensation program include performance shares, performance stock options, and restricted stock. We believe that incentives that drive stockholder value should also drive executive officer pay. We believe that performance shares and performance stock options when issued do not accrue value to the executive officer unless and until stockholder value is created through both company performance and TSR. We also believe that executive officers should hold an equity stake in the company to further motivate the creation of stockholder value, which is why we include awards of restricted stock in our long-term incentive program coupled with stock retention guidelines.

Targets
Our Compensation Committee benchmarks base salaries for our named executive officers at or near the 50th percentile (median) of competitive survey data and may make decisions to pay above or below this target based on individual circumstances (e.g., performance of the executive, internal parity, and management succession planning).

We also benchmark annual bonus and long-term incentive targets (expressed as a percentage of base salary) for each executive position based upon the 50th percentile (median) benchmark of the Compensation Comparator Group, and may make decisions to award above or below this target based on individual circumstances (e.g., performance of the executive, internal parity, and management succession planning). We believe that preserving flexibility to award incentive opportunities above or below the median peer levels helps tailor the incentives to the executive and the role, resulting in a more customized match of competitive pay opportunities and pay-for-performance design attributes.

In addition to benchmarking competitive pay levels to establish compensation levels and targets, we also consider the relative importance of a particular management position in comparison to other management positions in the organization. In this regard, when setting the level and targets for compensation for a particular position, we evaluate that position’s scope and nature of responsibilities, size of business unit, complexity of duties and responsibilities, as well as that position’s relationship to managerial authorities throughout the management ranks of Valero.

Relative Size of Major Compensation Elements
When setting executive compensation, the Compensation Committee considers the amount and form of compensation payable to an executive officer. The Committee seeks to achieve an appropriate balance between immediate cash rewards for the achievement of company and personal objectives and long-term incentives that align the interests of our officers with those of our stockholders. The size of each element is based on the assessment of competitive market practices as well as company and individual performance.

The Compensation Committee analyzes total direct compensation from a market competitive perspective, and then evaluates each component relative to its market reference. The Committee believes that making a significant portion of an executive officer’s incentive compensation contingent on long-term stock price performance more closely aligns the executive officer’s interests with those of our stockholders.

Because we place a large amount of the total direct compensation opportunity at risk in the form of variable pay (annual bonus and long-term incentives), the Committee generally does not adjust current compensation based upon realized gains or losses from prior incentive awards, prior compensation, or current stock holdings. For example, we normally will not change the size of a target long-term incentive grant in a particular year solely because of Valero’s stock price performance during the immediately preceding years, although this may be taken into account in other compensation decisions. The Compensation Committee recognizes that refining and marketing is a volatile industry and strives to maintain a measure of predictability consistent with a substantial reliance on variable compensation structures in furtherance of a fundamental pay-for-performance philosophy.

An executive officer’s total direct compensation is structured so that realizing the targeted amount is highly contingent on performance of the company due to the executive’s level of at-risk pay. The following charts summarize the relative size of base salary and target incentive compensation for 2013 for our named executive officers.

Individual Performance and Personal Objectives
The Compensation Committee evaluates the individual performance of, and performance objectives for, our named executive officers. Performance and compensation for our Chief Executive Officer are reviewed and approved by the Compensation Committee and the Board’s independent directors. For officers other than the Chief Executive Officer, individual performance and compensation are evaluated by the Compensation Committee with recommendations from our Chief Executive Officer. Individual performance and objectives are specific to each officer position.

The criteria used to measure an individual’s performance may include assessment of objective criteria (e.g., execution of projects within budget parameters, improving an operating unit’s profitability, or timely completing an acquisition or divestiture) as well as qualitative factors such as the executive’s ability to lead, ability to communicate, and successful adherence to Valero’s stated core values (i.e., commitment to environment and safety, acting with integrity, showing work commitment, communicating effectively, and respecting others). There are no specific weights assigned to these various elements of performance.

Base Salaries
Base salaries for our named executive officers are approved by the Compensation Committee after taking into consideration median practices for comparable roles among the peer companies. The Compensation Committee also considers the recommendations of the Chief Executive Officer for officers other than the Chief Executive Officer. The base salary and all other compensation of the Chief Executive Officer are reviewed and approved by the independent directors of the Board.

Base salaries are reviewed annually and may be adjusted to reflect promotions, the assignment of additional responsibilities, individual performance, or the performance of Valero. Salaries are also periodically adjusted to remain competitive with companies within the compensation survey data. An executive’s compensation typically increases in relation to his or her responsibilities within Valero.

Annual Incentive Bonus
The annual incentive bonus for our named executive officers consists of two primary components. First, a bonus pool is funded through the achievement of certain quantitative financial performance measures. Second, a minimum earned bonus is determined based on the results of additional financial, operational, and strategic performance measures. The performance measures associated with these two components, along with consideration of the named executive officer’s individual performance, are used to determine the annual incentive bonus payout for each of the named executive officers.
To fund the annual incentive bonus program for our named executive officers, the Compensation Committee sets quantitative company performance measures during the first quarter of the year. Valero’s performance vis-à-vis these measures will establish the maximum bonus amounts that can be paid under our program. In 2013, the Committee established measures that correspond to two of our business priorities: Adjusted Net Cash Provided by Operating Activities (“ANC”) and Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”). These measures establish the maximum level of funding for the bonus program. The program is funded at an amount equal to the greater of (i) ANC multiplied by 0.80 percent, or (ii) EBITDA multiplied by 0.65 percent.

The maximum bonus that can be paid to a named executive officer is based on the funding results of ANC or EBITDA, subject to an absolute maximum of $20 million for any individual officer. Once the maximum pool is calculated, the funded pool is allocated to each executive officer using the following percentages:

50 percent for the Chief Executive Officer (the highest paid officer), 20 percent for the second highest paid officer, and 10 percent each for the third, fourth, and fifth highest paid officers.

After these maximum funded amounts are calculated, the Compensation Committee considers the following performance goals for the completed fiscal year to determine the minimum earned bonuses of the named executive officers (at amounts that may not exceed the funded levels):

•
a quantitative financial performance goal (Financial Performance Goal), operational perfor-mance goals (Operational Performance Goals), and qualitative goals and objectives (Strategic Company Performance Goals);

•	the position of the named executive officer, which is used to determine a targeted percentage of base salary that may be awarded as incentive bonus; and

•	a qualitative evaluation of the individual’s performance.

Thus, the amount of the bonus ultimately paid to a named executive officer takes into consideration (i) Valero’s achievement of the performance objectives established and approved by the Compensation Committee in the first quarter of the performance year (i.e., ANC and EBITDA) in order to fund the bonus program, and (ii) the Compensation Committee’s assessment of Valero’s and each executive’s performance in relation to the pre-established performance goals more fully described below (which provides for potential application of downward discretion by the Compensation Committee to reduce payouts below the funded pool amounts).

Financial Performance Goal
The Financial Performance Goal considered for our annual incentive bonuses is EPS. The Compensation Committee establishes minimum, target, and maximum levels for EPS in the first quarter of the performance year. We believe that this measure appropriately reflects our business planning process and corporate philosophy regarding financial performance measurement. Valero’s performance score for 2013 for this category was 65.58 percent (versus a target score of 40.00 percent).

Operational Performance Goals
The Operational Performance Goals considered for our annual incentive bonuses, as established and approved by the Compensation Committee in the first quarter of the performance year, are measured against:

•	Valero’s achievements in health, safety, and environmental concerns;

•	Valero’s achievements in improving refining competitiveness through improved mechanical availability; and

•	Valero’s achievements in cost management and expense control.

We believe that these measures appropriately reflect key business objectives of Valero. After completion of the fiscal year, each of the Operational Performance Goals is measured against Valero’s actual performance in these areas and the minimum, target, and maximum levels established by the Compensation Committee. Valero’s performance score for 2013 for this category was 75.30 percent (versus a target score of 40.00 percent)

Strategic Company Performance Goals
Valero’s Strategic Company Performance Goals are established in the first quarter of the performance year by the Chief Executive Officer. After completion of the fiscal year, the Strategic Company Performance Goals are evaluated as a whole. Significant achievements in this area for 2013 included, (i) the successful separation of our retail business into an independent, publicly traded company, CST Brands, Inc., (ii) the creation of long-term shareholder value through a quarterly cash dividend increase from $0.175 per share to $0.225 per share, (iii) the successful completion and safe start-up of a new hydrocracker unit at our St. Charles, Louisiana refinery, (iv) the successful and safe start-up of renewable biodiesel production at our Diamond Green Diesel joint venture plant, and (v) the successful initial public offering of common units representing limited partnership interests of Valero Energy Partners LP. Valero’s performance score for 2013 for this category was 20.00 percent (versus a target score of 20.00 percent).

Valero’s Achievement of Performance Goals for 2013
The following table details the performance targets and final results of Valero’s 2013 achievement for each of the sub-components of the bonus program’s Financial Performance Goal, Operational Performance Goals, and Strategic Company Performance Goals.

Annual Incentive Bonus Performance Goals
Component		Weighting	Minimum	Target	Maximum	Achieved in 2013	Minimum Bonus Percent Earned (1)

Financial Performance Goal
I.	EPS ($/share) (2)	40.00%	$0.76	$3.03	$6.06	$4.42	65.58%
Operational
II.	Health, Safety, and Environmental (3)	13.33%					25.30%
III.	Mechanical Availability (4)	13.33%	95.6	96.2 to 96.4	97.6	96.8	20.00%
IV.	Cost Management and Expense Control ($ in millions)	13.34%	$18.8	$75.0	$150.0	$169.6	30.00%
	subtotal	40.00%				subtotal	75.30%

Strategic
V.	Company Goals and Objectives (5)	20.00%					20.00%
Total		100.00%					160.88%

Footnotes:
(1) Represents performance achieved in 2013 and component percent weighting.
(2) “Achieved” excludes a nontaxable gain on the disposition of Valero’s final 20 percent interest in CST Brands, Inc.
(3) Consists of 22 separately weighted health, safety, and environmental metrics across three business units. Performance “Achieved” was at 84% of maximum.
(4) Using the Mechanical Availability scoring from the industry-standard Solomon Associates survey in which “Target” represents performance between the 50th and 62nd percentiles.
(5) As established by the Compensation Committee in consultation with the CEO. Performance “Achieved” was at maximum.

As a result of Valero’s 2013 ANC performance, the maximum bonus pool was funded at $37.5 million. The final 2013 bonus amounts paid to our named executive officers were determined as a function of: (i) Valero’s performance and maximum bonus pool funding based on ANC performance, (ii) Valero’s performance as measured against the financial, operational, and strategic performance goals, and (iii) the Committee’s assessment of the named executive officers’ individual performance in 2013. Based on these considerations, the Compensation Committee determined that final 2013 bonus amounts for the named executive officers should fall between the maximum amounts established under the bonus pool and the minimum amounts derived by measuring performance against the financial, operational, and strategic goals described above.

The following table summarizes the 2013 bonus amounts paid to our named executive officers:

	Klesse	Gorder	Ciskowski	Edwards	Browning
Base salary	$1,500,000	$900,000	$775,000	$550,000	$500,000
Bonus target percentage (1)	150%	125%	110%	80%	65%
Bonus target amount (2)	$2,250,000	$1,125,000	$852,500	$440,000	$325,000
Minimum bonus percentage achieved (3)	160.88%	160.88%	160.88%	160.88%	160.88%
Minimum incentive bonus earned (4)	$3,619,800	$1,809,900	$1,371,502	$707,872	$522,860
Bonus amount paid (5)	$4,500,000	$1,875,000	$1,520,000	$730,000	$540,000
Footnotes:

(1)	Bonus target as a percentage of base salary.

(2)	Determined by multiplying “bonus target percentage” times “Base salary.”

(3)	Valero’s “Minimum bonus percentage achieved” was 160.88% based on results of the Annual Incentive Bonus Performance Goals detailed in the previous table.

(4)	Determined by multiplying “Bonus target amount” times “Minimum bonus percentage achieved.”

(5)
As disclosed in the Summary Compensation Table. The amount was determined based on the Compensation Committee’s evaluation of: (i) Valero’s performance and maximum bonus pool funding using ANC, (ii) Valero’s performance as measured against financial, operational, and strategic goals, and (iii) the Committee’s assessment of the named executive officers’ individual performance in 2013. The Compensation Committee determined that Valero’s exceptional ANC performance, together with the named executive officers’ individual contributions to Valero’s overall performance merited earned bonus amounts for 2013 that exceeded the minimum bonus amounts (detailed in the above table) by just over 3% to approximately 24%. Based on superior ANC results, the maximum bonus funding is significantly greater than the final earned amounts, so the final bonus earnings represent the application of the Compensation Committee’s downward discretion from the maximum bonus award funding.

Long-Term Incentive Awards
We provide stock-based, long-term compensation to our executive officers through our stockholder-approved equity plans. The plans provide for a variety of stock and stock-based awards, including stock options and restricted stock, each of which vests over a period determined by the Compensation Committee, as well as performance shares that vest (become non-forfeitable) upon Valero’s achievement of an objective performance goal. The Compensation Committee presently expects to make awards of performance shares, performance stock options, and restricted stock annually. We believe that these awards create a powerful link between the creation of stockholder value and executive pay delivered. In addition, we believe that the balance between absolute performance alignment through performance stock options and restricted shares, and the relative performance objectives underscored by the relative TSR performance shares, is appropriate. In order for executives to fully realize their targeted opportunities, Valero must both perform well and beat the stock price performance of its peers.

For each officer, a target amount of long-term incentives is established and is expressed as a percentage of base salary. In establishing award sizes, the Compensation Committee makes primary reference to median peer company grant levels and makes individualized determinations of award sizes based on additional factors such as: each executive’s experience and contribution to company success, internal parity, and management succession. In addition, an executive’s targeted award may be adjusted based upon the Compensation Committee’s determination of the officer’s individual performance, which (for officers other than the Chief Executive Officer) takes into consideration the recommendation of the Chief Executive Officer.

The mix of target awards for the named executive officers’ long-term incentive compensation for fiscal year 2013 consists of 30 percent performance shares, 25 percent performance stock options, and 45 percent restricted stock on a per share count basis.
Mix of Long-Term Incentive Awards

Performance Shares and Performance Stock Options
For 2013, performance share targets represent 30 percent of each executive officer’s long-term incentive target on a share-count basis. Performance shares are payable in shares of Common Stock on the vesting dates of the performance shares. Shares of Common Stock are earned with respect to vesting performance shares only upon Valero’s achievement of TSR objectives (measured in relation to the TSR of our peers). For the performance shares awarded in 2013, shares not earned in a given performance period expire and are forfeited. Performance shares are also subject to forfeiture if an executive terminates his or her employment prior to vesting.

The performance shares awarded in 2013 are subject to vesting in three annual increments, based upon our TSR compared to our peer group during one-year, two-year, and three-year performance periods. Performance periods measure TSR based on the average closing stock prices for the 30 days of December 2 to December 31 at the beginning and end of the performance periods, including dividends. At the end of each performance period, our TSR for the period is compared to the TSR of our peer group. Consistent with typical relative TSR design conventions, shares of Common Stock are awarded based on Valero’s TSR performance versus the peers’ TSR as follows:

Percentile TSR Rank	% of Performance Shares Awarded as Common Shares
below 25th%	0%
25th% (1)	25%
50th% (1)	100%
75th% or above	200%
(1) TSR performances between the 25th and 75th percentiles generate payouts determined by interpolation.

Performance stock option targets represent 25 percent of each executive officer’s long-term incentive target on a share-count basis. Performance stock options granted in 2013 require a 25 percent stock price improvement over the grant-date stock price during the life of the grant before options are exercisable. Performance stock options vest in equal annual installments over a period of three years and expire in ten years. We believe that performance stock options link executives’ incentive opportunities tightly with stockholder returns, and thereby support our pay-for-performance design. Because the price of Valero common stock must increase by 25 percent over the fair market value on the date of grant, performance stock options will provide a benefit to the executive only to the extent that there is significant appreciation in the market price of our Common Stock. Performance stock options are subject to forfeiture if an executive terminates his or her employment prior to vesting

As required by our equity incentive plans, the exercise price for performance stock options cannot be less than the mean of the highest and lowest sales prices per share of our Common Stock as reported on the NYSE on the grant date. All awards of performance stock options described in the Summary Compensation Table and Grants of Plan-Based Awards Table of this proxy statement were reviewed and approved by the Compensation Committee. All of these performance stock options have a grant date that is equal to the date on which the options were approved by the Compensation Committee or our independent directors.

Restricted Stock
Restricted stock targets represent the remaining 45 percent of each executive officer’s long-term incentive target on a share-count basis. Restricted stock is subject to forfeiture if an executive terminates his or her employment prior to vesting. We believe that our mix of long-term incentives provides an appropriate balance between the pay-for-performance attributes of performance stock options and performance shares and the equity alignment and retentive qualities of restricted shares. In addition, this mix aligns with market practices, and thus supports recruitment and retention of top-quality executive talent.

The Compensation Committee considers and grants performance shares, performance stock options, and restricted stock to our officers and certain other employees annually, typically during the fourth quarter in conjunction with the last regularly scheduled meeting of the Compensation Committee for the year. The performance shares, performance stock option, and restricted stock components of our executive officers’ 2013 long-term incentive awards were granted in November 2013.

Perquisites and Other Benefits
Consistent with our goal of providing compensation and benefit opportunities that are aligned with market practices among our peers, officers are eligible to receive reimbursement for club dues, personal excess liability insurance, federal income tax preparation, life insurance policy premiums with respect to cash value life insurance, and an annual health examination. We do not provide executive officers with automobiles or automobile allowances or supplemental executive medical benefits or coverage.

We provide other benefits, including medical, life, dental, and disability insurance in line with competitive market conditions. Our named executive officers are eligible for the same benefit plans provided to our other employees, including our Thrift Plan and insurance and supplemental plans chosen and paid for by employees who desire additional coverage.

Consistent with typical practices among our peers, executive officers and other employees whose compensation exceeds certain limits are eligible to participate in non-qualified excess benefit programs whereby those individuals can choose to make larger contributions than allowed under the qualified plan rules and receive correspondingly higher benefits. These plans are described below.

Post-Employment Benefits
Pension Plans
We have noncontributory defined benefit Pension Plan in which most of our employees, including our named executive officers, are eligible to participate and under which contributions by individual participants are neither required nor permitted. We also have a noncontributory, non-qualified Excess Pension Plan and a non-qualified Supplemental Executive Retirement Plan, or SERP, which provide supplemental pension benefits to certain highly compensated employees. Our named executive officers are participants in the SERP. The SERP is offered to align with competitive practices among our peers, and to thus support recruitment and retention of critical executive talent. The Excess Pension Plan and the SERP provide eligible employees with additional retirement savings opportunities that cannot be achieved with tax-qualified plans due to Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), limits on (i) annual compensation that can be taken into account under qualified plans, or (ii) annual benefits that can be provided under qualified plans.

Nonqualified Deferred Compensation Plans
Deferred Compensation Plan. Our named executive officers are eligible to participate in our Deferred Compensation Plan (“DC Plan”). The DC Plan is offered in order to align with competitive practices among our peers, and thereby support recruitment and retention of critical executive talent. The DC Plan permits eligible employees to defer a portion of their salary and/or bonus until separation (i.e., retirement or termination of employment). Under the DC Plan, each year eligible employees are permitted to elect to defer up to 30 percent of their salary and/or 50 percent of their cash bonuses to be earned for services performed during the following year.

We have made no discretionary contributions to participants’ accounts, and currently we have no plans to make any discretionary contributions to participants’ accounts. We would likely only consider such contri-butions in the event of a significant, catastrophic economic event (or series of events) that materially impairs the value of participants’ accounts.

All amounts credited under the DC Plan (other than discretionary credits) are immediately 100 percent vested. Any discretionary credits will vest in accordance with the vesting schedule determined at the time of the grant of discretionary credits. Participant accounts are credited with earnings (or losses) based on investment fund choices made by the participants among available funds selected by Valero’s Benefits Plans Administrative Committee.

Excess Thrift Plan. Our Excess Thrift Plan provides benefits to participants in our Thrift Plan whose annual additions to the Thrift Plan are subject to the limitations on annual additions as provided under Section 415 of the Internal Revenue Code, and/or who are constrained from making maximum contributions under the Thrift Plan by Section 401(a)(17) of the Internal Revenue Code, which limits the amount of an employee’s annual compensation which may be taken into account under that plan. Two separate components comprise the Excess Thrift Plan: (i) an “excess benefit plan” as defined under Section 3(36) of ERISA; and (ii) a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

Additional information about these plans and contributions made by Valero and each of our named executive officers under non-qualified defined contribution and other deferred compensation plans are presented in this proxy statement under the caption “Executive Compensation – Nonqualified Deferred Compensation.”

Severance Arrangements
We have entered into change of control severance agreements with each of our named executive officers. The agreements are intended to assure the continued objectivity and availability of the officers in the event of any merger or acquisition activity that would likely threaten the job security of many top executives. These arrangements are also intended to maintain executive focus and productivity in a period of uncertainty. If a change of control occurs during the term of an agreement, then the agreement becomes operative for a fixed three-year period. The agreements provide generally that the officers’ terms and conditions of employment will not be adversely changed during the three-year period after a change of control. In 2012 the company eliminated all parachute excise tax gross-up provisions from existing agreements. For information regarding payments that may be made under these agreements, see the disclosures in this proxy statement under the caption “Executive Compensation – Potential Payments upon Termination or Change of Control.”

IMPACT OF ACCOUNTING AND TAX TREATMENTS
Accounting Treatment
Compensation expense for our stock-based compensation plans is based on the fair value of the awards granted and is recognized in income on a straight-line basis over the requisite service period of each award. For new grants that have retirement-eligibility provisions, we use the non-substantive vesting period approach, under which compensation cost is recognized immediately for awards granted to retirement-eligible employees or over the period from the grant date to the date retirement eligibility is achieved if that date is expected to occur during the nominal vesting period. Specific components of our stock-based compensation programs are discussed in Note 15 of Notes to Consolidated Financial Statements in Valero’s Annual Report on Form 10-K for the year ended December 31, 2013.

Tax Treatment
Under Section 162(m) of the Internal Revenue Code, publicly held corporations may not take a tax deduction for compensation in excess of $1 million paid to the Chief Executive Officer or the other four most highly compensated executive officers unless that compensation meets the Internal Revenue Code’s definition of “performance based” compensation. Section 162(m) allows a deduction for compensation that exceeds $1 million if it is paid (i) solely upon attainment of one or more performance goals, (ii) pursuant to a qualifying performance-based compensation plan adopted by the Compensation Committee, and (iii) the material terms, including the performance goals, of such plan are approved by the stockholders before payment of the compensation.

The Compensation Committee considers deductibility under Section 162(m) when designing compensation arrangements for executive officers. The Committee believes that it is in our best interests for the Committee to retain its flexibility and discretion to make compensation awards to foster achievement of performance goals established by the Committee and other goals the Committee deems important to our success, such as encouraging employee retention, rewarding achievement of non-quantifiable goals, and achieving progress with specific projects. We believe that the 2013 annual incentive bonus payments, as well as our performance stock options and performance share grants qualify as performance-based compensation and are not subject to any deductibility limitations under Section 162(m). Grants of restricted stock or other equity-based awards that are not subject to specific quantitative performance measures will likely not qualify as performance based compensation and, in such event, would be subject to Section 162(m) deduction restrictions.

COMPENSATION-RELATED POLICIES
Executive Compensation Clawback Policy
Under our executive compensation clawback policy, in the event of a material restatement of Valero’s financial results, the Board, or the appropriate committee thereof, will review all bonuses and other incentive and equity compensation awarded to our executive officers. The policy provides that if the bonuses and other incentive and equity compensation would have been lower had they been calculated based on such restated results, the Board (or committee), will, to the extent permitted by governing law and as appropriate under the circumstances, seek to recover for the benefit of Valero all or a portion of the specified compensation awarded to executive officers whose fraud or misconduct caused or partially caused such restatement, as determined by the Board (or committee). In determining whether to seek recovery, the policy states that the Board (or committee) shall take into account such considerations as it deems appropriate, including governing law and whether the assertion of a claim may prejudice the interests of Valero in any related proceeding or investigation. The policy is available on our website at www.valero.com under the “Corporate Governance” tab in the “Investor Relations” section.

Compensation Consultant Disclosure Policy
Per the terms of our compensation consultant disclosure policy, Valero will make certain disclosures pertaining to compensation consultants in our proxy statements for annual meetings of stockholders. For any compensation consultant retained by the Compensation Committee to provide compensation advice with respect to the compensation disclosed in the Summary Compensation Table in the proxy statement, we will disclose (i) the total fees paid annually to the consultant for compensation-related services and non-compensation-related services, (ii) a description of any non-compensation-related services provided by the consultant, and (iii) any services that the consultant has provided to senior executives of Valero and the nature of those services. The full text of the policy is available on our website at www.valero.com under the “Corporate Governance” tab in the “Investor Relations” section.

Stock Ownership Guidelines and Prohibition Against Hedging and Pledging
Our stock ownership and retention guidelines require that nonemployee directors acquire and hold during their service shares of common stock equal in value to at least three times their annual cash retainer. Our officers are required to meet the applicable guideline stated below.

Officer Position	Value of Shares Owned
Chief Executive Officer	5x Base Salary
President	3x Base Salary
Executive Vice Presidents	2x Base Salary
Senior Vice Presidents	1x Base Salary
Vice Presidents	1x Base Salary
Officers and non-employee directors have five years to meet the requisite ownership threshold and, once attained, are expected to continuously own sufficient shares to meet that threshold.
In addition, our directors and officers may not purchase, sell, or write calls, puts, or other options or derivative instruments on shares of Common Stock, and our directors and officers are prohibited from pledging shares of Common Stock as collateral or security for indebtedness. Compliance with the guidelines is monitored by the Compensation Committee. The full text of our stock ownership and retention guidelines is included in our Corporate Governance Guidelines (as Article IX), available on our website at www.valero.com under the “Corporate Governance” tab in the “Investor Relations” section.

Insider Trading and Speculation in Valero Stock
Our officers, directors, and employees are prohibited from purchasing or selling Valero securities while in possession of material, nonpublic information, or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations. In addition, our policies prohibit our employees from speculating in our stock, which includes short selling (profiting if the market price of our stock decreases), buying or selling publicly traded options (including writing covered calls), hedging, or any other type of derivative arrangement that has a similar economic effect. Our Compensation Committee does not time the grants of long-term incentive awards around Valero’s release of undisclosed material information.

EQUITY COMPENSATION PLAN INFORMATION
The following table presents information regarding our equity compensation plans as of December 31, 2013.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Avail- able for Future Issuance Under Equity Compen- sation Plans (1)
Approved by stockholders:
2011 Omnibus Stock Incentive Plan	855,068	29.02	15,340,981
2005 Omnibus Stock Incentive Plan	3,559,424	18.41	—
2001 Executive Stock Incentive Plan	68,076	19.96	—
Premcor non-qualified stock option plans (2)	482,850	28.26	—
Not approved by stockholders:
2003 All-Employee Stock Incentive Plan (3)	3,592,675	37.10	—
Total	8,558,093	27.88	15,340,981
Footnotes:

(1)	Securities available for future issuance under these plans can be issued in various forms, including without limitation restricted stock and stock options.

(2)	This plan was assumed by Valero on September 1, 2005, upon our acquisition of Premcor Inc.

(3)	Officers and directors of Valero are not eligible to receive grants under this plan.

For additional information on these plans, see Note 15 of Notes to Consolidated Financial Statements for the fiscal year ended December 31, 2013, included in Valero’s Annual Report on Form 10-K.

EXECUTIVE COMPENSATION
The tables in the following sections of this proxy statement provide information required by the SEC regarding compensation paid to or earned by our named executive officers for the year ended December 31, 2013. We use captions and headings in these tables that correspond to the SEC regulations requiring these disclosures. The footnotes to these tables provide important information to explain the values presented in the tables, and are an important part of our disclosures.

SUMMARY COMPENSATION TABLE
This table summarizes the compensation paid to our named executive officers for the fiscal years ended December 31, 2013, 2012, and 2011. The elements of compensation listed in the table are described in the “Compensation Discussion and Analysis” section of this proxy statement and in the table’s footnotes.

Principal Position (1)	Year	Salary ($)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Non-Equity Incentive Plan Compensa-tion ($)(5)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
William R. Klesse,	2013	1,500,000	6,432,283	1,171,332	4,500,000	1,909,526	299,441	15,812,582
Chairman of the Board and CEO	2012	1,500,000	6,032,952	1,013,213	3,735,000	4,553,758	248,108	17,083,031
	2011	1,500,000	3,327,924	1,277,472	3,733,425	987,033	201,213	11,027,067

Joseph W. Gorder,	2013	900,000	2,761,144	502,813	1,875,000	1,188,903	1,189,354	8,417,214
President and COO	2012	775,000	2,230,658	385,624	1,278,800	1,256,246	285,104	6,211,432
	2011	535,000	657,563	252,415	710,000	437,050	59,307	2,651,335

Michael S. Ciskowski,	2013	775,000	2,027,763	369,236	1,520,000	418,182	76,083	5,186,264
EVP and CFO	2012	775,000	2,017,617	334,333	1,278,800	2,845,873	68,107	7,319,730
	2011	750,000	1,104,705	424,057	1,368,000	1,962,944	63,287	5,672,993

S. Eugene Edwards,	2013	550,000	934,759	170,295	730,000	573,498	58,761	3,017,313
EVP (8)	2012	550,000	926,686	154,095	660,000	1,881,259	50,078	4,222,118
	2011	535,000	526,050	201,932	710,000	969,792	47,096	2,989,870

Jay D. Browning,	2013	500,000	606,501	110,470	540,000	311,575	55,399	2,123,945
SVP and General Counsel	(9)

Footnotes to Summary Compensation Table:

(1)	In accordance with SEC rules, the persons listed in the table are referred to as our “named executive officers” in this proxy statement.

(2)
The amounts shown represent the grant date fair value of awards for each of the fiscal years shown computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (FASB ASC Topic 718).

(3)
See the Grants of Plan-Based Awards table for more information regarding shares of restricted stock and performance shares awarded in 2013. Additional information about the restricted stock and performance shares awarded in 2013 is disclosed in Note 15 (“Stock-Based Compensation”) of Notes to Consolidated Financial Statements in Valero’s Annual Report on Form 10-K for the year ended December 31, 2013.

(4)
See the Grants of Plan-Based Awards table for more information on stock options granted in 2013. For information about valuation assumptions for the 2013 stock option grants, refer to Note 15 (“Stock-Based Compensation”) of Notes to Consolidated Financial Statements in Valero’s Annual Report on Form 10-K for the year ended December 31, 2013.

(5)	Represents amounts earned under our annual incentive bonus plan, as described in “Compensation Discussion and Analysis – Elements of Executive Compensation – Annual Incentive Bonus.”

(6)
This column represents the sum of the change in pension value and non-qualified deferred compensation earnings for each of the named executive officers. See the Pension Benefits table for the present value assumptions used for these calculations. The amount of above-market or preferential earnings on non-tax-qualified deferred compensation included in the amounts presented above is zero.

(7)	The amounts listed as “All Other Compensation” for 2013 are composed of these items:

Item of income (in dollars)	Klesse	Gorder	Ciskowski	Edwards	Browning
Valero contribution to Thrift Plan account	16,500	16,500	16,500	16,500	16,500
Valero contribution to Excess Thrift Plan account	80,925	41,925	33,800	19,175	15,925
Reimbursement of club membership dues	—	8,177	6,682	6,877	5,070
Executive insurance premiums with respect to cash value life insurance	143,979	—	—	—	—
Unused benefit dollars	12,107	—	3,249	4,615	—
Incremental cost to Valero for use of aircraft to attend outside board meetings	21,035	—	—	—	—
Imputed income - personal liability insurance	3,288	3,288	3,288	3,288	1,966
Imputed income - individual disability insurance	4,373	4,617	4,617	3,856	3,587
Imputed income - long-term disability	2,680	2,680	2,680	2,680	2,680
Imputed income - insurance (life & survivor) over $50,000	14,554	4,928	3,767	—	9,671
Imputed income - payment of UK income tax assessed on wages and earnings during service in Valero’s London office	—	1,105,039	—	—	—
Imputed income - misc.	—	—	—	270	—
Imputed income - tax return preparation	—	2,200	1,500	1,500	—
Total	299,441	1,189,354	76,083	58,761	55,399

(8)	Mr. Edwards retired from his position as Valero’s Executive Vice President-Chief Development Officer and Optimization effective February 12, 2014.

(9)	Mr. Browning was not a named executive officer for the years ended December 31, 2012 and 2011.

GRANTS OF PLAN-BASED AWARDS
The following table describes plan-based awards for our named executive officers in 2013.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise or Base Price of Option Awards ($/sh)(1)	Closing Market Price on Grant Date ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Grant Date		($)	($)	($)	(#)	(#)	(#)
William R. Klesse	n/a	(3)	—	2,250,000	18,750,000
	11/08/2013	(4)				n/a	133,230	n/a			5,284,568
	11/08/2013	(5)				—	88,820	177,640			1,147,715
	11/08/2013	(6)				n/a	92,250	n/a	39.665	40.32	1,171,332

Joseph W. Gorder	n/a	(3)	—	1,125,000	7,500,000
	11/08/2013	(4)				n/a	57,190	n/a			2,268,441
	11/08/2013	(5)				—	38,130	76,260			492,703
	11/08/2013	(6)				n/a	35,110	n/a	39.665	40.32	502,813

Michael S. Ciskowski	n/a	(3)	—	852,500	3,750,000
	11/08/2013	(4)				n/a	42,000	n/a			1,665,930
	11/08/2013	(5)				—	28,000	56,000			361,833
	11/08/2013	(6)				n/a	30,440	n/a	39.665	40.32	369,236

S. Eugene Edwards	n/a	(3)	—	440,000	3,750,000
	11/08/2013	(4)				n/a	19,360	n/a			767,914
	11/08/2013	(5)				—	12,910	25,820			166,845
	11/08/2013	(6)				n/a	14,030	n/a	39.665	40.32	170,295

Jay D. Browning	n/a	(3)	—	325,000	3,750,000
	11/08/2013	(4)				n/a	12,560	n/a			498,192
	11/08/2013	(5)				—	8,380	16,760			108,309
	11/08/2013	(6)				n/a	14,030	n/a	39.665	40.32	110,470
Footnotes:

(1)
The exercise price is the mean of the high and low reported sales price per share on the NYSE of our Common Stock on the date of grant. Under Valero’s 2011 Omnibus Incentive Plan, the exercise price for all options granted under the plan cannot be less than the mean of the high and low reported sales price per share on the NYSE of our Common Stock on the date of grant.

(2)	The reported grant date fair value of stock and option awards was determined in compliance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718.

Footnotes to Grants of Plan-Based Awards table (cont.):

(3)
Represents potential awards under our annual incentive bonus program for named executive officers. Actual amounts earned by our named executive officers for 2013 are reported in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.” The “target” amounts listed in the Grants of Plan-Based Awards table are computed by multiplying base salary by 150%, 125%, 110%, 80%, and 65% for Mr. Klesse, Mr. Gorder, Mr. Ciskowski, Mr. Edwards, and Mr. Browning, respectively. The amounts listed as “maximum” are determined by multiplying the maximum funded bonus pool amount under the program (as a result of Valero’s ANC or EBITDA performance for the year, i.e., $37.5 million for 2013) by 50%, 20%, 10%, 10%, and 10% for Mr. Klesse, Mr. Gorder, Mr. Ciskowski, Mr. Edwards, and Mr. Browning, respectively (subject to a maximum of $20 million for any officer). Our annual incentive bonus program for named executive officers is described in “Compensation Discussion and Analysis – Elements of Executive Compensation – Annual Incentive Bonus.”

(4)
Represents an award of shares of restricted stock. The shares are scheduled to vest (become nonforfeitable) annually in equal one-third increments beginning in 2014. Dividends on restricted stock are paid as and when dividends are declared and paid on our outstanding Common Stock. Restricted stock awards are more fully described in “Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Incentive Awards.”

(5)
Represents an award of performance shares. Per the awards’ terms, on a normal vesting date officers can earn, in shares of Common Stock, from 0% to 200% of the number of performance shares that are vesting, based upon Valero’s achievement of objective performance measures during the performance periods prescribed by our Compensation Committee. See “Compensation Discussion and Analysis – Long-Term Incentive Awards – Performance Shares.” The amounts listed above represent an award of performance shares in three tranches. The performance shares are scheduled to vest annually in one-third increments in January 2015, January 2016, and January 2017. The first tranche is scheduled to vest in January 2015, with any resulting payout at that time conditioned upon Valero’s performance during the performance period ending in December 2014. Under FASB ASC Topic 718 (“Topic 718”), each tranche is deemed to be a separate grant for fair value purposes. The first tranche was deemed to be granted (under Topic 718) in 2013, and is deemed to have an expected conversion rate (probable outcome) of 100% with a fair value per share of $38.77 (as reported in Note 15 “Stock-Based Compensation” of Notes to Consolidated Financial Statements in Valero’s Annual Report on Form 10-K for the year ended December 31, 2013). When assuming achievement of the highest level of possible performance conditions (per SEC Regulation S-K, Instruction 3 to Item 402(c)(2)(v)), the calculation produces assumed values for this tranche’s shares of $2,295,431; $985,406; $723,665; $333,689; and $216,619, for Mr. Klesse, Mr. Gorder, Mr. Ciskowski, Mr. Edwards, and Mr. Browning, respectively. The grant date (per Topic 718) for the second tranche of these performance shares is expected to occur in either the fourth quarter of 2014 or in January 2015, depending on actions to be taken by our Compensation Committee. Similarly, the grant date for the third tranche is expected to occur in either the fourth quarter of 2015 or in January 2016, depending on actions to be taken by our Compensation Committee. The expected conversion rates and fair values of the second and third tranches will be determined on their respective Topic 718 grant dates.

For performance shares awarded in 2012, the grant date (per Topic 718) for the second tranche occurred in the fourth quarter of 2013. The performance shares in the second tranche were deemed to have an expected conversion rate (probable outcome) of 100% and fair value per share of $38.77, resulting in grant date fair values of $1,530,558; $582,483; $504,914; $232,823; and $129,824, for Mr. Klesse, Mr. Gorder, Mr. Ciskowski, Mr. Edwards, and Mr. Browning, respectively. The grant date (per Topic 718) for the third tranche is expected to occur in either the fourth quarter of 2014 or in January 2015, depending on actions to be taken by our Compensation Committee. The expected conversion rate and fair value of the third tranche will be determined on its Topic 718 grant date.
For performance shares awarded in 2011, the grant date (per Topic 718) for the third tranche occurred in the fourth quarter of 2013. The performance shares in the third tranche were deemed to have an expected conversion rate (probable outcome) of 100% and fair value per share of $38.77, resulting in grant date fair values of $3,498,696; $691,296; $1,161,399; $553,021; and $304,150, for Mr. Klesse, Mr. Gorder, Mr. Ciskowski, Mr. Edwards, and Mr. Browning, respectively.

(footnotes continue on the following page)

Footnotes to Grants of Plan-Based Awards table (cont.):

(6)
Represents a grant of options to purchase Common Stock. The options are scheduled to vest (become nonforfeitable) in equal annual installments over a period of three years beginning in 2014. The options are known as “performance stock options” because the options were to become exercisable after their vesting dates, if at all, only if the reported market price per share of Valero’s common stock on the NYSE reaches, since the date of grant, a price that equals or exceeds a price that is 25 percent greater than the options’ exercise price. (This performance milestone was met on December 31, 2013.) The options will expire 10 years from their date of grant.

For information about valuation assumptions for the 2013 grants, refer to Note 15 (“Stock-Based Compensation”) of Notes to Consolidated Financial Statements in Valero’s Annual Report on Form 10-K for the year ended December 31, 2013. For financial reporting purposes, the fair value of stock options must be determined using an option-pricing model that takes into consideration the following:
•the exercise price of the option;
•the expected life of the option;
•the current price of the underlying stock;
•the expected volatility of the underlying stock;
•the expected dividends on the underlying stock; and
•the risk-free interest rate for the expected life of the option.

OUTSTANDING EQUITY AWARDS
AT DECEMBER 31, 2013
This table describes unexercised stock options, unvested shares of restricted stock, and unvested performance shares held by our named executive officers as of December 31, 2013.

	Option Awards					Stock Awards
						Restricted Stock			Performance Shares
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)		Equity Incentive Plan Awards: Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
William R. Klesse	160,500	—		15.991	10/16/2015	17,180	(6)	865,872	106,803	(10)	5,382,871
	654,599	—		18.145	10/15/2019	14,339	(7)	722,686	180,509	(11)	13,646,506
	160,205	—		17.743	11/17/2020	81,318	(8)	4,098,427	118,449	(12)	7,959,773
	90,254	45,127	(3)	24.582	10/28/2021	77,340	(9)	3,897,936	88,820	(13)	4,476,528
	32,902	65,805	(4)	27.318	11/09/2022
	—	74,010	(5)	39.665	11/08/2023

Joseph W. Gorder	85,493	—		18.145	10/15/2019	2,244	(6)	113,098	14,266	(10)	719,006
	21,400	—		17.743	11/17/2020	2,833	(7)	142,783	35,666	(11)	2,696,350
	17,833	8,917	(3)	24.582	10/28/2021	29,933	(8)	1,508,623	45,079	(12)	3,029,342
	12,522	25,045	(4)	27.318	11/09/2022	33,198	(9)	1,673,179	38,130	(13)	1,921,752
	—	31,770	(5)	39.665	11/08/2023

Michael S. Ciskowski	102,907	—		15.991	10/16/2015	6,602	(6)	332,741	21,400	(10)	1,078,560
	251,530	—		18.145	10/15/2019	4,760	(7)	239,904	59,920	(11)	4,529,952
	32,100	—		17.743	11/17/2020	27,251	(8)	1,373,450	39,076	(12)	2,625,941
	29,960	14,980	(3)	24.582	10/28/2021	24,380	(9)	1,228,752	28,000	(13)	1,411,200
	10,856	21,714	(4)	27.318	11/09/2022
	—	23,330	(5)	39.665	11/08/2023
(table with footnotes continues on the following page)

	Option Awards					Stock Awards
						Restricted Stock			Performance Shares
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)		Equity Incentive Plan Awards: Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
S. Eugene Edwards	37,129	—		18.145	10/15/2019	2,096	(6)	105,638	14,266	(10)	719,006
	21,400	—		17.743	11/17/2020	2,266	(7)	114,206	28,533	(11)	2,157,120
	14,267	7,133	(3)	24.582	10/28/2021	13,216	(8)	666,086	18,019	(12)	1,210,910
	5,004	10,008	(4)	27.318	11/09/2022	11,238	(9)	566,395	12,910	(13)	650,664
	—	10,760	(5)	39.665	11/08/2023

Jay D. Browning	3,922	—		17.743	11/17/2020	1,039	(6)	52,366	7,846	(10)	395,438
	3,924	3,922	(3)	24.582	10/28/2021	1,139	(7)	57,406	15,693	(11)	1,186,416
	2,792	5,586	(4)	27.318	11/09/2022	6,318	(8)	318,427	10,047	(12)	675,158
	—	6,980	(5)	39.665	11/08/2023	7,291	(9)	367,466	8,380	(13)	422,352

Footnotes to Outstanding Equity Awards table:

(1)	Our equity plans provide that the exercise price for all stock options must not be less than the mean of the Common Stock’s high and low NYSE reported sales price per share on the date of grant.

(2)
The assumed market values were determined using the closing market price of our Common Stock on 12/31/2013 ($50.40 per share). For a further discussion of the vesting of performance share awards (as noted in the following footnotes), see “Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Incentive Awards – Performance Shares and Performance Stock Options.” For performance shares that vested in January 2014, the payout value used for this column was their actual performance share vesting percentages on 01/21/2014 (i.e., 100% for performance shares granted in 2010, and 200% for performance shares granted in 2011 and 2012).

(3)	The unvested portion of this award is scheduled to vest on 10/28/2014.

(4)	The unvested portion of this award is scheduled to vest in equal installments on 11/09/2014 and 11/09/2015.

(5)	The unvested portion of this award is scheduled to vest in equal installments on 11/08/2014, 11/08/2015, and 11/08/2016.

(6)	The unvested portion of this award is scheduled to vest on 10/15/2014.

(7)	The unvested portion of this award is scheduled to vest on 10/28/2014.

(8)	The unvested portion of this award is scheduled to vest in equal installments on 11/09/2014 and 11/09/2015.

Footnotes to Outstanding Equity Awards table (cont.):

(9)	The unvested portion of this award is scheduled to vest in equal installments on 11/08/2014, 11/08/2105, and 11/08/2015.

(10)
These performance shares vested on 01/21/2014 at 100% of target. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the market value of 100% (the actual payout amount) of the performance shares at the closing price of Valero’s Common Stock on 12/31/2013.

(11)
One-half of these performance shares vested on 01/21/2014 at 200% of target; the other one-half is scheduled to vest in January 2015. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents, for the performance shares that vested in January 2014, the market value of 200% (the actual payout amount) of the closing price of Valero’s Common Stock on 12/31/2013, and for the remaining one-half, the market value of 100% (assumed) of the closing price of Valero’s Common Stock on 12/31/2013. Mr. Edwards will forfeit outstanding performance shares upon his retirement from Valero on April 30, 2014.

(12)
One-third of these performance shares vested on 01/21/2014 at 200% of target; an additional one-third is scheduled to vest in January 2015, and the final one-third is scheduled to vest in January 2016. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents, for the performance shares that vested in January 2014, the market value of 200% (the actual payout amount) of the closing price of Valero’s Common Stock on 12/31/2013, and for the remaining two-thirds, the market value of 100% (assumed) of the closing price of Valero’s Common Stock on 12/31/2013. Mr. Edwards will forfeit outstanding performance shares upon his retirement from Valero on April 30, 2014.

(13)
These performance shares are scheduled to vest in one-third increments in each of January 2015, January 2016, and January 2017. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the market value of 100% (assumed) of the performance shares at the closing price of Valero’s Common Stock on 12/31/2013. Mr. Edwards will forfeit outstanding performance shares upon his retirement from Valero on April 30, 2014.

Spinoff of CST Brands, Inc.
For all stock options, restricted shares, and performance shares listed above that were outstanding as of May 1, 2013, the disclosed balances give effect to the spinoff of CST Brands, Inc. from Valero on May 1, 2013 (the “Spinoff”). Prior to the Spinoff, CST Brands, Inc. was a wholly owned subsidiary of Valero. The Spinoff was consummated by way of a pro rata distribution by Valero of 80 percent of the outstanding shares of CST common stock to Valero’s stockholders of record on April 19, 2103, the record date for the distribution. Each Valero stockholder of record received one share of CST common stock for every nine shares of Valero common stock held on the record date. Outstanding equity awards were adjusted to preserve the economic value of the awards after giving effect to the Spinoff, but no incremental fair value was generated as a result of the adjustments. The Spinoff is more fully described in the Registration Statement of CST Brands, Inc. on Form 10 (SEC File No. 001-35743).
Pursuant to the Employee Matters Agreement between CST Brands, Inc. and Valero Energy Corporation that was executed in connection with the Spinoff, the following adjustments were made to the per-share exercise price and number of shares subject to outstanding stock options. For each stock option held by a Valero employee, officer, or director, the exercise price was multiplied by 0.935 (the “Valero Price Ratio” as defined in the Employee Matters Agreement), and the number of shares subject to the outstanding stock option was multiplied by 1.07 (the “Valero Share Ratio” as defined in the Employee Matters Agreement), with fractions rounded to the nearest whole share. Outstanding restricted shares (held by Valero employees, officers, and directors) and outstanding performance shares (which were held only by Valero officers) were adjusted by multiplying the number of shares of Valero common stock subject to such awards by 1.07 (the Valero Share Ratio), with fractions rounded to the nearest whole share.

OPTION EXERCISES AND STOCK VESTED
DURING THE FISCAL YEAR ENDED DECEMBER 31, 2013
The following table provides information regarding (i) option exercises by our named executive officers, and (ii) the vesting of restricted stock and performance shares held by our named executive officers during 2013 on an aggregated basis.

	Option Awards		Stock Awards (1)
Name	No. of Shares Acquired on Exercise (#)(2)	Value Realized on Exercise ($)(3)	No. of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(4)

William R. Klesse	364,175	10,165,715
(5)			180,282	7,527,774
(6)			241,809	8,967,487
Joseph W. Gorder	—	—
(5)			36,503	1,512,848
(6)			35,001	1,298,012
Michael S. Ciskowski	—	—
(5)			58,673	2,438,817
(6)			54,000	2,002,590
S. Eugene Edwards	99,685	2,620,577
(5)			25,429	1,062,389
(6)			33,334	1,236,191
Jay D. Browning	—	—
(5)			16,252	690,927
(6)			18,334	679,916
Footnotes to Option Exercises and Stock Vested table:

(1)	Represents shares of Common Stock from the vesting of restricted stock and performance shares in 2013.

(2)
Represents the gross number of shares received by the named executive officer before deducting any shares withheld from (i) an option’s exercise to pay the exercise price and/or tax obligation, or (ii) the vesting of restricted stock or performance shares to pay the resulting tax obligation.

(3)
The reported value is determined by multiplying (i) the number of option shares, times (ii) the difference between the market price of the Common Stock on the date of exercise and the exercise price of the stock option. The value is stated before payment of applicable taxes.

(4)	The reported value is determined by multiplying number of vested shares by the market value of the shares on the vesting date.The value is stated before payment of applicable taxes.

(5)	Represents number of shares of Common Stock and value related to vesting of restricted stock in 2013.

(6)	Represents number of shares of Common Stock and value related to vesting of performance shares in 2013.

POST-EMPLOYMENT COMPENSATION

PENSION BENEFITS
The following table provides information regarding the accumulated benefits of our named executive officers under Valero’s tax-qualified defined benefit plan and supplemental retirement plans during the year ended December 31, 2013.

Name	Plan Name	No. of Years Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
William R. Klesse (1)	Pension Plan	26.92	116,850	—
	Excess Pension Plan	12.00	10,074,851	—
	SERP	12.00	4,084,193	—
Joseph W. Gorder (2)	Pension Plan	23.17	603,357	—
	Excess Pension Plan	11.67	1,879,016	—
	SERP	11.67	1,335,822	—
Michael S. Ciskowski	Pension Plan	28.25	982,714	—
	Excess Pension Plan	28.25	6,123,141	—
	SERP	28.25	2,131,187	—
S. Eugene Edwards	Pension Plan	31.21	1,171,752	—
	Excess Pension Plan	31.21	3,702,954	—
	SERP	31.21	1,497,204	—
Jay D. Browning	Pension Plan	20.29	686,298	—
	Excess Pension Plan	20.29	1,425,698	—
	SERP	20.29	642,794	—
Footnotes to Pension Benefits table:

(1)
The 26.92 years of service stated for Mr. Klesse for the Pension Plan represent the sum of Mr. Klesse’s participation in (a) the Valero Pension Plan since the date of Valero’s acquisition of UDS in 2001 (12 years), and (b) the qualified pension plan of UDS prior to the date of Valero’s acquisition of UDS (14.92 years). In addition, Mr. Klesse has approximately 18 years of service in a pension plan sponsored by an entity unaffiliated with Valero or UDS that was spun-off from a predecessor of UDS. The 12 years of service stated for Mr. Klesse for the Excess Pension Plan and SERP represent his participation in these plans since the date of Valero’s acquisition of UDS in 2001.

(2)
The 23.17 years of service stated for Mr. Gorder for the Pension Plan represent the sum of his participation in (a) the Valero Pension Plan since 2002 (11.67 years), and (b) the qualified pension plan of UDS (11.5 years). In 2001, Mr. Gorder received a lump sum settlement relating to prior years of service. The Pension Plan amount stated above reflects the effect of offsetting Mr. Gorder’s accrued benefit under the Valero Pension Plan (using 23.17 years of credited service) by the value of his lump sum settlement in 2001. The 11.67 years of service stated for Mr. Gorder for the Excess Pension Plan and SERP represent his participation in these plans since the date of his commencement of employment with Valero.

The present values stated above were calculated using the same interest rate and mortality table we use for our financial reporting. Present values at December 31, 2013 were determined using a 4.94 percent discount rate and the plans’ earliest unreduced retirement age (i.e., age 62). The present values reflect postretirement mortality rates based on the 2014 Pension Protection Act Static Annuitant Mortality Table. No decrements were included for pre-retirement termination, mortality, or disability. When applicable, lump sums were determined based on a 4.94 percent interest rate and the mortality table prescribed by the IRS in Rev. Ruling 2007-67 and updated by IRS Notices 2008-85 and 2013-49 for distributions in the years 2009-2015.

Under our Pension Plan, an eligible employee who is at least 55 years old may elect to retire prior to the normal retirement age of 65, provided the employee has completed as least five years of vesting service. Under the plan’s early retirement provisions, an employee may elect to commence a benefit upon retirement or delay payments to a later date. Pension payments that begin after age 55 and before age 62 are reduced by four percent for each full year between the benefit start date and the employee’s 62nd birthday. The four-percent reduction is prorated for a partial year. The formula used to calculate the benefit and the optional forms of payment are otherwise the same as for normal retirement. Messrs. Gorder, Ciskowski, Edwards, and Browning are eligible for early retirement benefits. Mr. Klesse is eligible for normal retirement benefits.

For employees hired prior to January 1, 2010, the Pension Plan (supplemented, as necessary, by the Excess Pension Plan) provides a monthly pension at normal retirement equal to 1.6 percent of the participant’s average monthly compensation (based upon earnings during the three consecutive calendar years during the last 10 years of the participant’s credited service affording the highest such average) times the participant’s years of credited service. Each of our named executive officers was hired prior to January 1, 2010.

For employees hired on or after January 1, 2010, the Pension Plan (supplemented, as necessary, by the Excess Pension Plan) is a cash balance benefit that provides a monthly pension at normal retirement based on annual employer contributions that are based on years of service, eligible compensation and pay credits. After a one-year waiting period, pay credits are retroactive to the participant’s date of hire and are based on years of service and eligible compensation.

Years of Service	Pay Credits
Under 10 years	5%
10 to 19 years	6%
20 years and over	7%
In addition to pay credits, participants will also be eligible for monthly interest credits based on the 10-Year treasury note rate with a minimum of 3 percent.

On February 15, 2013, we announced changes to certain of our U.S. qualified pension plans that cover the majority of our U.S. employees who work in our refining segment and corporate operations. Benefits under our primary pension plan will change from a final average pay formula to a cash balance formula with staged effective dates from July 1, 2013 through January 1, 2015, depending on the age and service of the affected employees. All final average pay benefits will be frozen as of December 31, 2014, with all future benefits to be earned under the new cash balance formula.

The Excess Pension Plan provides benefits to those employees whose pension benefits under the defined benefit Pension Plan are subject to limitations under the Internal Revenue Code, or are otherwise indirectly constrained by the Code from realizing the maximum benefit available to them under the terms of Pension Plan. The Excess Pension Plan is designed as an “excess benefit plan” as defined under §3(36) of ERISA, for those benefits provided in excess of section 415 of the Code. The Excess Pension Plan is not intended to be either a qualified plan under the provisions of Section 401(a) of the Code, or a funded plan subject to the funding requirements of ERISA. Subject to other terms of the plan, the benefit payable under the Excess Pension Plan is generally an amount equal to “x” minus “y”, where “x” is equal to 1.6 percent of a participant’s final average monthly earnings (as determined under the plan) multiplied by the participant’s number of years of credited service, and “y” is equal to the participant’s benefit that is payable under the Pension Plan. A participant’s benefits under the Excess Pension Plan will vest concurrently with the vesting of the participant’s benefits under the Pension Plan.

The SERP provides an additional benefit equal to 0.35 percent times the product of the participant’s years of credited service (maximum 35 years) multiplied by the excess of the participant’s average monthly compensation over the lesser of 1.25 times the monthly average (without indexing) of the social security wage bases for the 35-year period ending with the year the participant attains social security retirement age, or the monthly average of the social security wage base in effect for the year that the participant retires. The participant’s most highly compensated consecutive 36 months of service are considered. The SERP benefit payment is made in a lump sum. A participant in the SERP will vest in the SERP benefit when he or she reaches age 55 (and has completed at least five years of credited service). An executive will become a participant in the SERP as of the date he or she is selected and named in the minutes of the Compensation Committee for inclusion as a participant in the SERP. Compensation for purposes of the Pension Plan, Excess Pension Plan, and SERP includes salary and bonus.

NONQUALIFIED DEFERRED COMPENSATION
The following table describes contributions by Valero and each named executive officer under our non-qualified defined contribution and other deferred compensation plans during 2013. The table also presents each named executive officer’s earnings, withdrawals (if any), and year-end balances in these plans.

		Executive Contribu- tions in Last FY ($)	Registrant Contribu- tions in FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdraw- als/Distri- butions ($)	Aggregate Balance at Last FYE ($)
William R. Klesse	Deferred Compensation Plan	—	—	632,351	—	2,502,840
	Excess Thrift Plan	—	80,925	—	—	1,579,473
	Diamond Shamrock Excess ESOP (2)	—	—	—	—	1,342,181
	UDS Non-qualified 401(k) Plan (2)	—	—	830,453	—	4,019,023
	Diamond Shamrock Deferred Compensation Plan (2)	—	—	41,302	—	686,850
Joseph W. Gorder	Deferred Compensation Plan	—	—	—	—	—
	Excess Thrift Plan	—	41,925	—	—	287,558
Michael S. Ciskowski	Deferred Compensation Plan	—	—	74,075	—	272,887
	Excess Thrift Plan	—	33,800	—	—	821,403
S. Eugene Edwards	Deferred Compensation Plan	—	—	436,156	—	1,662,221
	Excess Thrift Plan	—	19,175	—	—	647,007
Jay D. Browning	Deferred Compensation Plan	—	—	—	—	—
	Excess Thrift Plan	—	15,925	—	—	180,110
Footnotes to Nonqualified Deferred Compensation table:

(1)	All of the amounts included in this column are included within the amounts reported as “All Other Compensation” for 2013 in the Summary Compensation Table.

(2)
Valero assumed the Diamond Shamrock Excess ESOP, UDS Non-qualified 401(k) Plan, and Diamond Shamrock Deferred Compensation Plan when we acquired UDS in 2001. These plans are frozen. Only Mr. Klesse has balances in these plans.

Our Deferred Compensation Plan and Excess Thrift Plan are described in “Compensation Discussion and Analysis – Elements of Executive Compensation – Post-Employment Benefits.” The following terms also apply to these plans.

Under the Deferred Compensation Plan (DC Plan), participants may elect when and over what period of time their deferrals will be distributed based on plan provisions. Participants may elect to have their accounts distributed in a lump sum on a specified date, at least five years after the year of the deferral election. Effective January 1, 2010, the five year period changed to three years after the year of the deferral election for 2010 deferrals and after. Even if a participant has elected a specified distribution date, the participant’s DC Plan account will be distributed upon the participant’s death, retirement, or other termination of employment. Participants may, at the time of their deferral elections, choose to have their accounts distributed as soon as reasonably practical following retirement or other termination, or on the first day of January following the date of retirement or termination.

For the period beginning in 2010, participants may also elect to have their accounts distributed in one lump sum payment or in 5, 10, or 15 year installments upon retirement, and in a lump sum or five annual installments upon other termination. Participants may also elect to have their accounts distributed in one lump-sum payment or in two- to 15-year installments upon retirement. Upon a participant’s death, the participant’s beneficiary will receive the participant’s DC Plan account in one lump-sum payment within 90 days following the participant’s death. Upon a change in control of Valero, all DC Plan accounts are immediately vested in full. However, distributions are not accelerated and, instead, are made in accordance with the DC Plan’s normal distribution provisions.

The Excess Thrift Plan provides benefits to participants of our qualified thrift plan whose accounts would not otherwise be credited with company matching contributions due to certain IRS limits on contributions and/or compensation. The Excess Thrift Plan is neither a qualified plan for federal tax purposes nor a funded plan subject to ERISA. Two separate components comprise the Excess Thrift Plan: (i) an “excess benefit plan” as defined under Section 3(36) of ERISA; and (ii) a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
Our named executive officers have change-of-control severance agreements with Valero. The agreements seek to assure the continued availability of the officers in the event of a change of control of Valero. When determining the amounts and benefits payable under the agreements, the Compensation Committee and Valero sought to secure compensation that is competitive in our market to recruit and retain executive talent. Consideration was given to the principal economic terms found in written employment and change of control agreements of other publicly traded companies. When a change of control occurs, the agreements become operative for a fixed three-year period. The agreements provide generally that the officers’ terms of employment will not be changed adversely during the three-year period after a change of control. In addition, outstanding stock options held by the officers will vest, restrictions on outstanding restricted stock will lapse, and unvested performance shares will vest and become payable at 200 percent of target.

Pursuant to action taken by our Board in 2012, the agreements for all of our officers were amended in January 2013 to eliminate the gross-up benefit that formerly entitled the officers to receive a payment to make them whole for any excise tax on excess parachute payments imposed under Section 4999 of the Internal Revenue Code. (Valero has adopted a policy that this benefit may not be included in any future change of control agreements.) Each agreement subjects the officer to obligations of confidentiality, both during the term and after termination, for information relating to Valero that the officer acquired during his or her employment.

For purposes of the agreements, “change of control” means any of the following (subject to additional particulars as stated in the agreements):

•	the acquisition by an individual, entity or group of beneficial ownership of 20 percent or more of our outstanding Common Stock;

•	the ouster from the Board of a majority of the incumbent directors;

•	consummation of a business combination (e.g., merger, share exchange); or

•	approval by stockholders of the liquidation or dissolution of Valero.

In the agreements, “cause” is defined to mean, generally, the willful and continued failure of the officer to perform substantially the officer’s duties, or illegal or gross misconduct by the officer that is materially and demonstrably injurious to Valero. “Good reason” is defined to mean, generally:

•	a diminution in the executive officer’s position, authority, duties and responsibilities;

•	relocation of the executive;

•	increased travel requirements; or

•	failure of Valero’s successor to assume and perform under the agreement.

The following tables disclose potential payments to our named executive officers in connection with his or her termination or a change of control of Valero. The potential payments were calculated in accordance with SEC regulations. Values in the tables assume that a change of control occurred on December 31, 2013, and that the executive officer’s employment was terminated on that date.

Under the change of control agreements, if an officer’s employment is terminated for “cause,” the officer will not receive any benefits or compensation other than any accrued salary or vacation pay that remained unpaid through the date of termination, and, therefore, there is no presentation of termination for “cause” in the following tables.

PAYMENTS UNDER CHANGE OF CONTROL SEVERANCE AGREEMENTS

Termination of Employment by the Company Other Than for
“Cause” or Disability, or by the Executive for “Good Reason” (1) ($)

	Klesse	Gorder	Ciskowski	Edwards	Browning
Salary (2)	4,500,000	2,700,000	2,325,000	1,650,000	1,000,000
Bonus (2)	13,500,000	5,625,000	4,560,000	2,190,000	1,080,000
Pension, Excess Pension, and SERP	3,729,662	3,691,216	3,339,210	1,947,076	994,530
Contributions under Defined Contribution Plans	292,500	175,500	151,125	107,250	65,000
Health & Welfare Plan Benefits (3)	74,943	50,427	35,820	46,275	40,196
Outplacement Services	25,000	25,000	25,000	25,000	25,000
Accelerated Vesting of Stock Options (4)	3,478,497	1,149,359	1,138,404	530,673	305,125
Accelerated Vesting of Restricted Stock (5)	9,321,077	3,312,893	3,025,210	1,406,210	830,995
Accelerated Vesting of Performance Shares (6)	49,853,765	13,420,613	14,958,317	7,431,782	4,230,173

Termination of Employment by the Company because of Death or
Disability (7) and Termination by the Executive Other Than for “Good Reason” (8) ($)

	Klesse	Gorder	Ciskowski	Edwards	Browning
Accelerated Vesting of Stock Options (4)	3,478,497	1,149,359	1,138,404	530,673	305,125
Accelerated Vesting of Restricted Stock (5)	9,321,077	3,312,893	3,025,210	1,406,210	830,995
Accelerated Vesting of Performance Shares (6)	49,853,765	13,420,613	14,958,317	7,431,782	4,230,173

Continued Employment Following Change of Control (9) ($)

	Klesse	Gorder	Ciskowski	Edwards	Browning
Salary	(9)	(9)	(9)	(9)	(9)
Bonus	(9)	(9)	(9)	(9)	(9)
Pension, Excess Pension, and SERP	(9)	(9)	(9)	(9)	(9)
Contributions under Defined Contribution Plans	(9)	(9)	(9)	(9)	(9)
Health & Welfare Plan Benefits	(9)	(9)	(9)	(9)	(9)
Accelerated Vesting of Stock Options (4)	3,478,497	1,149,359	1,138,404	530,673	305,125
Accelerated Vesting of Restricted Stock (5)	9,321,077	3,312,893	3,025,210	1,406,210	830,995
Accelerated Vesting of Performance Shares (6)	49,853,765	13,420,613	14,958,317	7,431,782	4,230,173
Footnotes appear on the following page.

Footnotes for Payments Under Change of Control Severance Agreements tables:

(1)
If the company terminates the officer’s employment (other than for “cause,” death or “disability,” as defined in the agreement) or if the officer terminates his or her employment for “good reason,” the officer is generally entitled to receive the following: (a) a lump sum cash payment equal to the sum of (i) accrued and unpaid compensation through the date of termination, including a pro-rata annual bonus (for this table, we assumed that the officers’ bonuses for the year of termination were paid at year end), (ii) three times the sum of the officer’s annual base salary (two times for Mr. Browning) plus the officer’s highest annual bonus from the past three years, (iii) the actuarial present value of the pension benefits (qualified and nonqualified) the officer would have received for an additional three years of service (two years for Mr. Browning), and (iv) the equivalent of three years (two years for Mr. Browning) of employer contributions under Valero’s tax-qualified and supplemental defined contribution plans; (b) continued welfare benefits for three years (two years for Mr. Browning); and (c) up to $25,000 of outplacement services.

(2)
Per SEC regulation, we assumed each officer’s compensation at the time of each triggering event to be as stated below. The listed salary is the executive officer’s actual rate of pay as of December 31, 2013. The listed bonus amount represents the highest bonus earned by the executive in any of fiscal years 2011, 2012, or 2013 (the three years prior to the assumed change of control):

Name	Salary	Bonus
William R. Klesse	$1,500,000	$4,500,000
Joseph W. Gorder	$900,000	$1,875,000
Michael S. Ciskowski	$775,000	$1,520,000
S. Eugene Edwards	$550,000	$730,000
Jay D. Browning	$500,000	$540,000

(3)	The executive is entitled to coverage under welfare benefit plans (e.g., health, dental, etc.) for three years (two years for Mr. Browning) following the date of termination.

(4)
The amounts stated in the table represent the assumed cash value of the accelerated options derived by multiplying (a) the difference between $50.40 (the closing price of Common Stock on the NYSE on December 31, 2013), and the options’ exercise prices, times (b) the number of option shares.

(5)
The amounts stated in the table represent the product of (a) the number of shares whose restrictions lapsed because of the change of control, and (b) $50.40 (the closing price of Common Stock on the NYSE on December 31, 2013).

(6)
The amounts stated in the table represent the product of (a) the number of performance shares whose vesting was accelerated because of the change of control, times 200%, times (b) $50.40 (the closing price of Common Stock on the NYSE on December 31, 2013).

(7)
If employment is terminated by reason of death or disability, then the officer’s estate will be entitled to receive a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a bonus equal to the highest bonus earned by the officer in the prior three years (prorated to the date of termination; in this example, we assumed that the officers’ bonuses for the year of termination were paid at year end). In the case of disability, the officer would be entitled to disability and related benefits at least as favorable as those provided by Valero under its programs during the 120 days prior to the officer’s termination of employment.

(8)
If the officer voluntarily terminates employment other than for “good reason,” he or she will be entitled to a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a bonus equal to the highest bonus earned by the officer in the prior three years (prorated to the date of termination; in this example, we assumed that the officers’ bonuses for the year of termination were paid at year end).

(9)
The agreements provide for a three-year term of employment following a change of control, and generally provide that the officer will continue to enjoy compensation and benefits on terms at least as favorable as in effect prior to the change of control. In addition, all outstanding equity incentive awards will vest on the date of the change of control.

DIRECTOR COMPENSATION
This table summarizes compensation paid to our directors during the year ended December 31, 2013.

	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Ronald K. Calgaard (retired in May 2013)	57,500	—	57,500
Jerry D. Choate	135,000	160,030	295,030
Ruben M. Escobedo	135,000	160,030	295,030
Joseph W. Gorder	—	—	(2)
William R. Klesse	—	—	(3)
Deborah P. Majoras	115,000	160,030	275,030
Bob Marbut	115,000	160,030	275,030
Donald L. Nickles	115,000	160,030	275,030
Philip J. Pfeiffer	115,000	160,030	275,030
Robert A. Profusek	155,000	160,030	315,030
Susan Kaufman Purcell	115,000	160,030	275,030
Stephen M. Waters	115,000	160,030	275,030
Randall J. Weisenburger	115,000	160,030	275,030
Rayford Wilkins, Jr.	115,000	160,030	275,030
Footnotes to Director Compensation table:

(1)
The amounts shown represent the grant date fair value of awards granted in 2013, computed in accordance with FASB ASC Topic 718. In 2013, each of our non-employee directors who was serving on the Board on May 2, 2013, received a grant of 4,373 shares of restricted Common Stock. Valero did not grant stock options to any director in 2013. The following table presents for each non-employee director as of December 31, 2013 (i) the shares of Common Stock that were subject to outstanding stock options (vested and unvested), and (ii) the number of unvested restricted shares of Common Stock held. Balances for Messrs. Klesse and Gorder are stated in the “Outstanding Equity Awards” table elsewhere in this proxy statement.

Name	Outstanding Stock Options	Unvested Restricted Stock
Jerry D. Choate	—	4,373
Ruben M. Escobedo	—	4,373
Deborah P. Majoras	—	10,979
Bob Marbut	—	4,373
Donald L. Nickles	—	4,373
Philip J. Pfeiffer	—	11,163
Robert A. Profusek	—	4,373
Susan Kaufman Purcell	—	4,373
Stephen M. Waters	10,700	4,373
Randall J. Weisenburger	—	11,216
Rayford Wilkins, Jr.	—	11,216

(2)
Mr. Gorder was elected to the Board on February 27, 2014. He did not receive any compensation as a director in 2013. Mr. Gorder’s compensation for service as President and Chief Operating Officer in 2013 is presented earlier in this proxy statement in the compensation tables for our named executive officers.

(3)
In 2013, Mr. Klesse served as Valero’s Chairman of the Board and Chief Executive Officer. He did not receive any compensation for his service as a director in 2013. Mr. Klesse’s compensation for service as Chief Executive Officer in 2013 is presented earlier in this proxy statement in the compensation tables for our named executive officers.

Our non-employee directors received a cash retainer of $115,000 in 2013. The annual retainer is paid in lieu of payments for separate meeting or committee fees. In addition to the retainer, directors who chair the Audit, Compensation, and Nominating/Governance and Public Policy Committees, and the director serving as the designated lead director, receive an additional $20,000 annually. Directors are reimbursed for expenses of meeting attendance. Directors who are employees of Valero do not receive compensation (other than reimbursement of expenses) for serving as directors.
Grants of equity awards supplement the cash compensation paid to our non-employee directors and serve to increase our directors’ identification with the interests of our stockholders through ownership of Common Stock. On the date of each annual stockholders meeting, each non-employee director will receive a grant of restricted shares of Common Stock valued at $160,000, with vesting occurring in equal one-third increments over three years.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
REVIEW
We have a conflict of interest policy to address instances in which an employee or director’s private interests may conflict with the interests of Valero. The policy is published on our intranet website. We have a Conflicts of Interest Committee (“COI Committee”) to help administer our conflicts policy and to determine whether any employee or director’s private interests may interfere with the interests of Valero. The COI Committee is composed of representatives from our legal, internal audit, and Sarbanes-Oxley compliance departments. Conflicts of interest are also addressed in our Code of Business Conduct and Ethics. Any waiver of any provision of this code for executive officers or directors may be made only by the Board, and will be promptly disclosed as required by law or NYSE rule.
Management also makes it a practice to inform the Board and/or its committees regarding any potential “related person” transaction (within the meaning of Item 404(a) of the SEC’s Regulation S-K) of which management is aware. We also solicit information from our directors and executive officers annually in connection with the preparation of disclosures in our proxy statement. These questionnaires specifically seek information pertaining to any “related person” transaction.
TRANSACTIONS WITH MANAGEMENT AND OTHERS
S. Eugene Edwards retired from his position as Valero’s Executive Vice President–Chief Development Officer and Optimization (and from all officer and director positions with Valero) effective February 12, 2014. His employment with Valero will continue through April 30, 2014 (the “Termination Date”), whereupon he will retire from Valero. On February 12, 2014, Valero and Mr. Edwards entered into a compensation arrangement in connection with Mr. Edwards’s retirement from the Company. Under the arrangement, Valero will pay to Mr. Edwards, in cash, within 15 days of the Termination Date, a lump sum equal to $3,250,000, less applicable withholdings as required by law. The agreement confirms that by meeting the criteria for retirement under Valero’s pension plan, Mr. Edwards will be considered a retiree for purposes of, among other things, continued participation in Valero’s benefit and incentive plans, subject to the terms and conditions of these plans.
In connection with Mr. Klesse’s transition (described under the caption “Chief Executive Officer Transition”), the Board approved a base salary for Mr. Klesse of $118,750 per month through the end of 2014.
David Wiechmann, a Valero employee, is deemed to be a “related person” under Item 404(a) of the SEC’s Regulation S-K because he is married to the daughter of Ruben M. Escobedo, a director of Valero. Mr. Wiechmann is not an officer of Valero, does not attend Board or Audit Committee meetings, and does not prepare reports that are presented to the Board or to the Audit Committee. The aggregate value of salary, bonus, and other benefits paid by Valero to Mr. Wiechmann in 2013 was less than $250,000 (including the dollar amount recognized for his equity awards for financial statement reporting purposes). There were no material differences in the compensation paid to any other employees who held analogous positions to Mr. Wiechmann and the compensation paid to Mr. Wiechmann. Mr. Escobedo is not standing for reelection and will retire from the Board on May 1, 2014.

PROPOSAL NO. 2 –
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
(Item 2 on the Proxy Card)
The Audit Committee of the Board determined on February 26, 2014, to engage KPMG LLP (“KPMG”) as Valero’s independent registered public accounting firm for the fiscal year ending December 31, 2014. KPMG also served as Valero’s independent registered public accounting firm for fiscal years ended December 31, 2004 and following. The Board requests stockholder approval of the following resolution.
“RESOLVED, that the appointment of the firm of KPMG LLP as Valero’s independent registered public accounting firm for the purpose of conducting an audit of the consolidated financial statements and the effectiveness of internal control over financial reporting of Valero and its subsidiaries for the fiscal year ending December 31, 2014 is hereby approved and ratified.”

The Board recommends that the stockholders vote “FOR” the proposal to ratify the appointment of KPMG LLP as Valero’s independent registered public accounting firm for 2014. Representatives of KPMG are expected to be present at the Annual Meeting to respond to appropriate questions raised at the Annual Meeting or submitted to them in writing prior to the Annual Meeting.

The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote is required for adoption of this proposal. If the appointment is not approved, the adverse vote will be considered as an indication to the Board that it should select another independent registered public accounting firm for the following year. Because of the difficulty and expense of making any substitution of public accountants so long after the beginning of the current year, it is contemplated that the appointment for 2014 will be permitted to stand unless the Audit Committee finds other good reason for making a change.

KPMG FEES FOR FISCAL YEARS 2013 AND 2012
The following table presents fees for services provided to us by KPMG for 2013 and 2012.

	2013	2012
Audit Fees (1)	$7,471,738	$10,097,068
Audit-Related Fees (2)	216,500	232,000
Tax Fees (3)	—	56,200
All Other Fees (4)	—	46,175
total	$7,688,238	$10,431,443

(1)
Represents fees for professional services rendered for the audit of the annual financial statements included in Valero’s annual reports on Form 10-K, review of Valero’s interim financial statements included in Valero’s Forms 10-Q, the audit of the effectiveness of Valero’s internal control over financial reporting, and services that are normally provided by the principal auditor (e.g., comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC). In addition to the services listed above, KPMG served as the independent auditor of the financial statements included in the annual report on Form 10-K of Valero Energy Partners LP (VLP) for the year ended December 31, 2013. KPMG’s fees for the audit of the VLP financial statements for the year ended December 31, 2013 were $400,000.

(2)
Represents fees for assurance and related services that are reasonably related to the performance of the audit or review of Valero’s financial statements and not reported under the caption for Audit Fees. The fees listed above were related to the audit of Valero’s benefit plans.

(3)
Represents fees for for professional services rendered by KPMG for tax compliance, tax advice and tax planning services. The fees shown for fiscal year 2012 were for state and local tax services ($45,000) and assistance with a statutory tax filing in the United Kingdom ($11,200).

(4)
Represents fees for services other than the services reported under the preceding captions. The fees shown for fiscal year 2012 were for advisory services relating to compliance with The Dodd-Frank Wall Street Reform and Consumer Protection Act.

AUDIT COMMITTEE PRE-APPROVAL POLICY
The Audit Committee adopted a pre-approval policy to address the pre-approval of certain services rendered to Valero by its independent auditor. The text of that policy appears in Exhibit 99.01 to Valero’s Annual Report on Form 10-K for the year ended December 31, 2013.
All of the services rendered by KPMG to Valero for 2013 were pre-approved specifically by the Audit Committee or pursuant to our pre-approval policy. None of the services provided by KPMG were approved by the Audit Committee under the pre-approval waiver provisions of paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

REPORT OF THE AUDIT COMMITTEE FOR FISCAL YEAR 2013
Management is responsible for Valero’s internal controls and financial reporting process. KPMG LLP, Valero’s independent registered public accounting firm for the fiscal year ended December 31, 2013, is responsible for performing an independent audit of Valero’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), and an audit of the effectiveness of Valero’s internal control over financial reporting in accordance with the standards of the PCAOB, and to issue its reports thereon. The Audit Committee monitors and oversees these processes. The Audit Committee approves the selection and appointment of Valero’s independent registered public accounting firm and recommends the ratification of such selection and appointment to our Board.

The Audit Committee has reviewed and discussed Valero’s audited financial statements with management and KPMG. The committee has discussed with KPMG the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380 “Communication with Audit Committees”), as adopted by the PCAOB in Rule 3200T. The committee has received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with KPMG that firm’s independence.

Based on the foregoing review and discussions and such other matters the Audit Committee deemed relevant and appropriate, the committee recommended to the Board that the audited financial statements of Valero be included in its Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

Members of the Audit Committee for fiscal year 2013:
Ruben M. Escobedo, Chairman
Susan Kaufman Purcell
Stephen M. Waters
Randall J. Weisenburger

* The material in this Report of the Audit Committee is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference in any of Valero’s filings under the Securities Act or the Exchange Act, respectively, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

PROPOSAL NO. 3 –
APPROVE, BY NONBINDING VOTE,
COMPENSATION OF NAMED EXECUTIVE OFFICERS
(Item 3 on the Proxy Card)
In 2011, the SEC began to require issuers to provide a stockholder advisory vote to approve the compensation of the issuers’ named executive officers at least once every three years. At the 2011 annual meeting of stockholders, our stockholders followed our Board’s recommendation to hold an advisory vote on executive compensation (“say-on-pay”) every year.

Accordingly, we are asking stockholders to vote to approve the compensation of our named executive officers as such compensation is disclosed pursuant to Item 402 of the SEC’s Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and other narrative compensation disclosures required by Item 402. This proxy statement contains all of these required disclosures.

We request the stockholders to approve the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”
Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on Valero, the Board or the Compensation Committee. The Board and Compensation Committee, however, will review the voting results and take into account the outcome in determining future annual compensation for the named executive officers.

The Board recommends that the stockholders vote “FOR” this proposal. Proxies will be voted for approval of the proposal unless otherwise specified.

STOCKHOLDER PROPOSALS
We expect the following proposals to be presented by stockholders at the Annual Meeting. Following SEC rules, we have reprinted the proposals and their supporting statements as they were submitted by the sponsors of the proposals. We assume no responsibility for the statements made by the sponsors in connection with the proposals. After review, our management and the Board have concluded that they do not support the proposals, and the Board recommends that you vote AGAINST each proposal for the reasons explained below.

PROPOSAL NO. 4 – STOCKHOLDER PROPOSAL –
“ACCELERATED VESTING OF PERFORMANCE SHARES”
(Item 4 on the Proxy Card)
The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote is required for adoption of this proposal. This proposal is sponsored by the Amalgamated Bank’s Long View Large Cap 500 Index Fund. The address and number of voting securities held by the sponsor will be provided to any stockholder upon request.
RESOLVED, The shareholders ask the board of directors to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no acceleration in the vesting of performance shares granted to any senior executive, provided, however, that the board’s Compensation Committee may provide in an applicable grant or purchase agreement that any such unvested award will vest on a partial, pro rata basis up to the time of the senior executive’s termination, with such qualifications for an award as the Committee may determine.
For purposes of this policy, “equity award” means an award granted under an equity incentive plan as defined in Item 402 of the SEC’s Regulation S-K, which identifies the elements of executive compensation to be disclosed to shareholders. This resolution shall be implemented so as not affect any contractual rights in existence on the date this policy is adopted.

Stockholder Supporting Statement:

Valero grants senior executives three types of equity awards: performance shares, performance stock options and restricted stock. Restrictions on the vesting of unearned awards are removed or “accelerated” after a change in control at Valero.

We do not question that some form of severance payments may be appropriate in that situation. We are concerned, however, that Valero’s current policies may permit windfall awards that are unrelated to a senior executive’s performance.

According to last year’s proxy statement, a change in control at the end of 2012 could have accelerated the vesting of $42.2 million worth of performance shares for Chairman and CEO Klesse out of a total package worth $74 million (including acceleration of $11.4 million worth of other equity awards). Four other senior executives would have received accelerated performance share awards worth $6.6 million to $12.2 million.

We focus on performance shares because, according to Valero’s compensation philosophy, performance shares should vest “only upon Valero’s achievement of challenging [Total Shareholder Return] objectives.” We are unpersuaded that executives somehow “deserve” performance shares they did not earn. To accelerate the vesting of unearned performance shares on the theory that an executive was denied the opportunity to earn them seems inconsistent with a “pay for performance” philosophy worthy of the name.

This proposal attempts to strike a balance between Valero’s current policy of accelerating all unearned awards versus forfeiture of unearned shares. The proposal would also allow an affected executive to be eligible for an accelerated vesting of performance shares on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the Compensation Committee.

A number of Valero’s peers – Chevron, ExxonMobil, EOG Resources, Anadarko Petroleum, Apache, Hess and Occidental – have policies similar to or more stringent than what we propose here. Thus we do not believe that this policy would unduly limit Valero’s ability to attract top executive talent.

We urge you to vote FOR this proposal.
END OF STOCKHOLDER PROPOSAL
*      *      *      *      *      *
BOARD RECOMMENDATION:
The Board recommends that you vote “AGAINST” this proposal for the following reasons:
The proposal would eliminate the Board’s discretion to exercise its business judgment to determine whether, and under what conditions, the full acceleration of equity awards could be in the best interests of Valero and its stockholders in the context of a change of control of Valero. Eliminating this discretion could impair Valero’s ability to design compensation arrangements so as to best attract and retain key employees and, in the event of a change of control, would tend to promote potential conflicts of interest and misalignments between our executive compensation practices and the interests of our stockholders, denying affected employees the opportunity to realize value from their equity incentive awards and participate with stockholders in the value created by the change of control event.

Valero’s Compensation Committee is composed entirely of non-employee, independent directors, who develop compensation policies in order to align pay with performance and to motivate employees to achieve Valero’s strategic goals, with the ultimate objective of maximizing stockholder value. The Board and the Compensation Committee believe that it is imperative that they be able to exercise their business judgment to respond to unique and changing conditions, and accordingly, Valero must have flexibility to adopt a broad range of reasonable compensation arrangements to cover both the normal course of business and strategic contingency events, such as a change of control of the company. The Board and Compensation Committee believe that, where the company’s existing compensation arrangements provide for accelerated vesting following a change of control, these features are the product of careful deliberation and constitute an important component of these arrangements’ design.

An essential purpose of providing employees with equity-based awards is to align their interests with those of stockholders. Far from providing windfall awards, accelerated vesting following a change of control can avert potential conflicts of interest that otherwise could arise in certain circumstances. Assuring the vesting of outstanding incentive equity awards in connection with a proposed change of control or upon a qualifying termination of employment thereafter mitigates risk of a potential loss of equity awards upon a change of control coloring an officer’s strategic decisionmaking and conduct. Further, such arrangements ensure that the officers, who are implementing strategic actions in the best interest of the stockholders, are not at the same time penalized with a loss of their incentive compensation.

The Board further believes that the proposal presents a “one-size-fits-all” approach that would be impractical in certain change of control scenarios. First, because the metrics applicable to performance awards are sometimes inapplicable or undeterminable in a post-change of control context or are subject to manipulation by the acquirer, a blanket prohibition on accelerated vesting can result in substantial uncertainty regarding the treatment of those awards in a transaction and lead to unfair treatment of employees. Such uncertainty can have the unintended consequence of reducing or eliminating the retentive effect of those performance awards. Second, acquirers in change of control transactions sometimes do not agree to assume equity awards of a target company. Accordingly, elimination of accelerated equity vesting could create concerns regarding potential forfeiture of unvested equity awards and reduce the value of Valero’s equity arrangements.

Accordingly, our Board recommends that you vote AGAINST this proposal.

PROPOSAL NO. 5 – STOCKHOLDER PROPOSAL –
“CLIMATE CHANGE MANAGEMENT PLAN”
(Item 5 on the Proxy Card)
The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote is required for adoption of this proposal. This proposal is co-sponsored by Mercy Investment Services, Inc. (Sisters of Mercy of the Americas); Sisters of the Holy Names of Jesus and Mary; the Benedictine Sisters of Boerne, Texas; and Dignity Health. The address and number of voting securities held by the sponsors will be provided to any stockholder upon request.
RESOLVED: Shareholders request that the Board of Directors adopt quantitative company-wide goals, based on current technologies, for reducing total greenhouse gas emissions (GHG) from the company’s products, including those subject to low-carbon fuel standard (LCFS), and operations. At reasonable cost and omitting proprietary information, the company should report by October 2014 on its plan to achieve these goals.

Stockholder Supporting Statement:

In September 2013 the Intergovernmental Panel on Climate Change (IPCC), the world’s leading scientific authority on climate change, released its fifth assessment report concluding that human-caused “warming of the climate system is unequivocal,” with many of the impacts of warming already “unprecedented over decades to millennia.”

In order to mitigate the worst impacts of climate change, the IPCC estimates that a 50 percent reduction in GHG emissions globally is needed by 2050 (relative to 1990 levels). Furthermore, in its 2012 Annual Energy Outlook, the International Energy Agency (IEA) states, “No more than one-third of proven reserves of fossil fuels can be consumed prior to 2050 if the world is to achieve the 2°C goal . . .”

Over 40 national and 20 sub-national government jurisdictions have either implemented or are considering independent carbon pricing mechanisms. In May 2013, President Obama outlined an action plan to address climate change. This comes on the heels of new Corporate Average Fuel Economy (CAFE) Standards which set new targets for automotive fuel efficiency and vehicle GHG emissions standards, as well as the development of LCFS which will prompt development of more economically and environmentally sustainable fuels.

Investors with $87 trillion in assets support CDP’s request to over 6,000 companies for disclosure of carbon emissions, reduction goals, and climate change strategies to address these risks. While over half of S&P 500 companies have set GHG emission reduction targets, which can drive innovation and enhance shareholder value, our company lags behind.

A study of 386 S&P 500 companies by CDP found that 79 percent “earn a higher return on their carbon reduction investments than on their overall corporate capital investments,” and that energy efficiency improvements earned an average return on investment of 196 percent, with an average payback period between two and three years. Furthermore, CDP reports “High emitting companies that set absolute emissions reduction targets achieved reductions double the rate of those without targets with 10 percent higher firm-wide profitability.”

We recommend the company consider renewable energy procurement (and adopting related targets) as a strategy to achieve its emission reduction goals. Using renewable energy can reduce regulatory risk related to GHG emissions, financial risk by decreasing volatility of energy prices, and overall energy expenditure. Diversifying the fuel supply by substituting cleaner fuels (e.g. advanced biofuels and clean electricity) for oil can also mitigate risks from disruptions in electricity supply. Energy efficiency and renewable energy sourcing will also facilitate compliance with LCFS and enhance Valero’s competitiveness.

Creating clear-cut goals will help Valero to significantly reduce its carbon footprint by implementing a disciplined business strategy to cut emissions from operations and products.
END OF STOCKHOLDER PROPOSAL
*      *      *      *      *      *
BOARD RECOMMENDATION:
The Board recommends that you vote “AGAINST” this proposal for the following reasons:
Environmental stewardship is a core value at Valero, and we have for years sought to properly manage all of our emissions, including greenhouse gas emissions. We seek to be good stewards of the natural resources we consume and manage. Valero continues to address this issue by striving for and maintaining energy efficient operations and by leading the way in innovation related to biofuels and wind energy. To that end, Valero has already adopted a formal Greenhouse Gas Reduction Policy. As described in this Policy, Valero closely follows regulatory developments and participates in professional and public-policy forums that address climate change and its potential impacts, and is committed to continuously enhancing the company’s operational efficiency so as to reduce our emissions of greenhouse gases per barrel processed. Valero’s substantial emission reductions over the past years demonstrate the seriousness of the company’s commitment. Among other achievements, Valero has:

•	reduced air emissions nearly 52% since 2007, flaring events by 73% and wastewater discharge incidents by 58%;

•
spent over $2.7 billion during the past seven years at the company’s refineries on environmental upgrades that reduce emissions, including installing flare gas recovery systems and building one of the world’s largest state of the art flue gas scrubber/NOx removal systems, which slashes sulfur dioxide emissions by 95% and nitrogen oxide emissions by 55%;

•
made improvements in producing cleaner-burning gasoline, diesel and ethanol-blended fuels, with Valero leading the way as the first traditional refiner to enter large-scale production of ethanol, a renewable fuel, and through Valero’s production of a “green” diesel fuel made from recycled animal fat and cooking oil;

•	pursued alternative energy opportunities to improve energy efficiency and further reduce its carbon footprint, such as by building wind-powered turbines;

•	reduced its refineries’ energy consumption to 0.44 million Btu per barrel of throughput in 2013 from 0.49 in 2008; and

•	taken advantage of advancements in technology, using new infrared technology and new low-temperature oxidation technology to lower emissions.

While we take pride in our achievements to date, Valero is continually working to improve. Our current approach of ongoing assessment and re-assessment of environmental issues provides the company with flexibility to adapt our environmental goals and plans in response to ever-changing circumstances, such as the development of new green technologies, the emergence of alternative fuel sources, changes in applicable environmental laws and increases or decreases in global energy needs, which can shift rapidly in response to unpredictable weather events, political tensions and macro-economic conditions. Valero believes that its current approach to addressing environmental concerns is comprehensive, responsible and grounded in sound scientific, economic, and technical analysis.

We welcome stockholders and the company’s other constituencies to learn more about Valero’s commitment to reducing greenhouse gas emissions by visiting our website, www.valero.com (under the “Environment & Safety” tab, which includes a link to our Greenhouse Gas Reduction Policy), and by accessing our annual Social Responsibility Report (available on our website under the same tab). Since Valero already makes available pertinent information regarding the company’s initiatives to reduce greenhouse gas emissions, we believe that the proposal’s reporting requirements are unnecessary. A separate report with specific quantitative goals as requested by the proponent would serve no useful purpose, would be burdensome and would result in an unnecessary expense for Valero’s stockholders.

Accordingly, our Board recommends that you vote “AGAINST” this proposal.

PROPOSAL NO. 6 – STOCKHOLDER PROPOSAL –
“CORPORATE LOBBYING”
(Item 6 on the Proxy Card)
The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote is required for adoption of this proposal. This proposal is sponsored by the Comptroller of the State of New York, Trustee of the New York Common Retirement Fund. The address and number of voting securities held by the sponsor will be provided to any stockholder upon request.
Whereas, corporate lobbying exposes our company to risks that could adversely affect the company’s stated goals, objectives, and ultimately shareholder value,
Whereas, we rely on the information provided by our company to evaluate goals and objectives, and we, therefore, have a strong interest in full disclosure of our company’s lobbying to assess whether our company’s lobbying is consistent with its expressed goals and in the best interests of shareholders and long-term value.
Resolved, the shareholders of Valero Energy Corporation (“Valero”) request the Board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Valero used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Valero’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of the decision making process and oversight by management and the Board for making payments described in sections 2 and 3 above.
For purposes of this proposal, “grassroots lobbying communication” is is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Valero is a member.
Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.
The report shall be presented to the Audit Committee or other relevant oversight committees of the Board and posted on Valero’s website.
Stockholder Supporting Statement:
As shareholders, we encourage transparency and accountability in our company’s use of corporate funds to influence legislation and regulation. We believe such disclosure is in shareholders’ best interests. Valero is listed as a member of the American Fuel & Petrochemical Manufactures (AFPM). In 2012, AFPM spent more than $3.7 million on lobbying. Valero does not disclose its memberships in, or payments to, trade associations, or the portions of such amounts used for lobbying. Transparent reporting would reveal whether company assets are being used for objectives contrary to Valero’s long-term interests.
Valero spent approximately $1.3 million in 2012 and 2013 on direct federal lobbying activities, according to disclosure reports (Senate Reports). These figures may not include grassroots lobbying to directly influence legislation by mobilizing public support or opposition and do not include lobbying expenditures to influence legislation or regulation in states. Also, Valero does not disclose contributions to tax-exempt organizations that write and endorse model legislation such as the American Legislative Exchange Council (ALEC).
We encourage our Board to require comprehensive disclosure related to direct, indirect and grassroots lobbying.
END OF STOCKHOLDER PROPOSAL
*      *      *      *      *      *
BOARD RECOMMENDATION:
The Board recommends that you vote “AGAINST” this proposal for the following reasons:

Similar proposals were considered by Valero’s stockholders at the 2013, 2012 and 2011 annual meetings. Each year, these proposals failed to receive the support of a majority of stockholders voting on it.

Since 2009, the company has had in place a formal Political Contributions Disclosure policy governing lobbying and political contributions and describing the company’s protocols for these activities. Under this policy, Valero issues a report every six months on its corporate political contributions in the United States, categorized by state, candidate or organization and amount. Our policy, and our disclosures under that policy, are available on our website (www.valero.com) under the “Corporate Governance” tab in the “Investor Relations” section. An extensive amount of information is also readily available through other public sources. Lobbying is highly regulated in the United States, and we fully comply with applicable regulations by reporting all federal lobbying to the U.S. congress in quarterly lobbying disclosure reports, which can be found on the web site of the U.S. Senate at www.senate.gov (search for “Valero Energy Corporation” as registrant name).

Among other things, the proposal requests that Valero annually report on payments to trade associations and other tax-exempt organizations that write and endorse model legislation. Valero’s primary purpose in joining such groups, like the American Fuel & Petrochemical Manufacturers (formerly the National Petrochemical and Refiners Association), is for the business, technical and industry expertise that these organizations provide, not for political purposes. The Board continues to believe that our membership in trade associations that may engage in political activity is not necessarily representative of the corporate positions of Valero. We do monitor the appropriateness and effectiveness of the political activities that the most significant trade associations to which we belong undertake, but our corporate positions do not align with all positions taken by trade associations (including proposed model legislation). Moreover, under our Political Contributions Disclosure Policy, “Valero’s policy is that it does not use corporate funds to make contributions to political candidates, political parties, political committees, or other political entities organized and operating under Section 527 of the Internal Revenue Code.”

When we do engage in political activities, these activities are subject to robust internal controls and oversight to ensure that they are conducted in accordance with the law and in furtherance of Valero stockholders’ interests. In our view, constructive participation in the political process and communication with governmental organizations about our business views are important means of enhancing stockholder value and fostering good corporate citizenship. The Board believes that Valero’s existing policy and practices are effective in facilitating this important interest and providing transparency into and accountability regarding lobbying activities. The additional reporting requirements sought by the proponent would be burdensome, would result in unnecessary expense, could lead to misleading representations of our political positions and would not provide any additional meaningful benefits to Valero’s stockholders.

Accordingly, our Board recommends that you vote AGAINST this proposal.

MISCELLANEOUS

GOVERNANCE DOCUMENTS AND CODES OF ETHICS
We adopted a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, and controller. The code charges these officers with responsibilities regarding honest and ethical conduct, the preparation and quality of the disclosures in documents and reports we file with the SEC, and compliance with applicable laws, rules, and regulations. We also adopted a Code of Business Conduct and Ethics which applies to all of our employees and directors.

We post the following documents on our website at www.valero.com under the “Corporate Governance” tab in the “Investor Relations” section. A printed copy of any of these documents is available to any stockholder upon request. Requests for documents must be in writing and directed to Valero’s Secretary at the address indicated on the cover page of this proxy statement.

•	Restated Certificate of Incorporation

•	Bylaws

•	Code of Business Conduct and Ethics

•	Code of Ethics for Senior Financial Officers

•	Corporate Governance Guidelines

•	Audit Committee Charter

•	Compensation Committee Charter

•	Executive Committee Charter

•	Nominating/Governance and Public Policy Committee Charter

•	Compensation Consultant Disclosures Policy

•	Policy on Executive Compensation in Restatement Situations

•	Political Contributions Disclosures

STOCKHOLDER COMMUNICATIONS, NOMINATIONS, AND PROPOSALS
Stockholders and other interested parties may communicate with the Board, its non-management directors, or the Lead Director by sending a written communication addressed to “Board of Directors,” “Non-Management Directors,” or “Lead Director” in care of Valero’s Secretary at the address indicated on the cover page of this proxy statement.

If you wish to submit a stockholder proposal to be included in our proxy statement for the 2015 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, we must receive your written proposal on or before November 21, 2014. The proposal must comply with Rule 14a-8, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

If you wish to present a stockholder proposal at the 2015 annual meeting of stockholders that is not the subject of a proposal pursuant to Rule 14a-8 of the Exchange Act, or if you wish to recommend to the Board’s Nominating/Governance and Public Policy Committee the nomination of a person for election to the Board, you must follow the procedures outlined in Article I, Section 9 (or Section 10, as applicable) of our bylaws. These procedures include the requirement that your proposal must be delivered to Valero’s Secretary not later than the close of business on the 60th day or earlier than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, your notice must be delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day we publicly announce the date of the 2015 annual meeting of stockholders. Our bylaws are available on our website at

www.valero.com under the “Corporate Governance” tab in the “Investor Relations” section. Stockholders are urged to review all applicable rules and consult legal counsel before submitting a nomination or proposal to Valero.

OTHER BUSINESS
If any matters not referred to in this proxy statement properly come before the Annual Meeting or any adjournments or postponements thereof, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by proxy in accordance with their best judgments. The Board is not currently aware of any other matters that may be presented for action at the Annual Meeting.

FINANCIAL STATEMENTS
Consolidated financial statements and related information for Valero, including audited financial statements for the fiscal year ended December 31, 2013, are contained in Valero’s Annual Report on Form 10-K. We have filed our Annual Report on Form 10-K with the SEC. You may review this report on the internet as indicated in the Notice and through our website (www.valero.com in the “Investor Relations” section under “Financial Reports, Filings & Statements”).

HOUSEHOLDING
The SEC’s rules allow companies to send a single Notice or single copy of annual reports, proxy statements, prospectuses, and other disclosure documents to two or more stockholders sharing the same address, subject to certain conditions. These “householding” rules are intended to provide greater convenience for stockholders, and cost savings for companies, by reducing the number of duplicate documents that stockholders receive. If your shares are held by an intermediary broker, dealer, or bank in “street name,” your consent to householding may be sought, or may already have been sought, by or on behalf of the intermediary. If you wish to revoke a consent to householding obtained by a broker, dealer, or bank which holds shares for your account, you may do so by calling (800) 542-1061, or you may contact your broker.

TRANSFER AGENT
Computershare Investor Services serves as our transfer agent, registrar, and dividend paying agent with respect to our Common Stock. Correspondence relating to any stock accounts, dividends, or transfers of stock certificates should be addressed to:
Computershare Investor Services
Shareholder Communications
250 Royall Street
Canton, Massachusetts 02021
(888) 470-2938
(312) 360-5261
www.computershare.com

VALERO ENERGY CORPORATION
ONE VALERO WAY
SAN ANTONIO, TX 78249
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VALERO ENERGY CORPORATION
VOTE ON DIRECTORS:
The Board of Directors recommends you vote “FOR” the following proposal:
1.	Elect directors to serve until the 2015 annual meeting of stockholders.	For	Against	Abstain
	Nominees:
	1a. Jerry D. Choate	0	0	0			For	Against	Abstain
	1b. Joseph W. Gorder	0	0	0		1j. Randall J. Weisenburger	0	0	0
	1c. William R. Klesse	0	0	0		1k. Rayford Wilkins, Jr.	0	0	0
	1d. Deborah P. Majoras	0	0	0	VOTE ON PROPOSALS:
	1e. Donald L. Nickles	0	0	0	The Board of Directors recommends you vote “FOR” the following proposals:
	1f. Philip J. Pfeiffer	0	0	0	2.	Ratify the appointment of KPMG LLP as Valero Energy’s independent registered public accounting firm for 2014.	0	0	0
	1g. Robert A. Profusek	0	0	0	3.	Approve, by nonbinding vote, the 2013 compensation of our named executive officers.	0	0	0
	1h. Susan Kaufman Purcell	0	0	0	The Board of Directors recommends you vote “AGAINST” the following proposals:
	1i. Stephen M. Waters	0	0	0	4.	Vote on a stockholder proposal entitled, “Accelerated Vesting of Performance Shares.”	0	0	0
					5.	Vote on a stockholder proposal entitled, “Climate Change Management Plan.”	0	0	0
					6.	Vote on a stockholder proposal entitled, “Corporate Lobbying.”	0	0	0

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
					NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
Combo Document (Notice and Proxy Statement and Annual Report on Form 10-K) is available at
www.proxyvote.com.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

VALERO ENERGY CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
MAY 1, 2014

The stockholder(s) hereby revoke(s) all previous proxies and appoint(s) William R. Klesse, Jay D. Browning and J. Stephen Gilbert, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Valero Energy Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on Thursday, May 1, 2014 at 10:00 a.m., Central Time, at the Valero Energy Corporation offices located at One Valero Way, San Antonio, TX 78249, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2 AND 3, AND “AGAINST” PROPOSALS 4, 5, AND 6. IF ANY OTHER MATTERS ARE VOTED ON AT THE MEETING, THIS PROXY WILL BE VOTED BY THE NAMED PROXIES ON SUCH MATTERS IN THEIR SOLE DISCRETION.

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE THE SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

Continued and to be signed on reverse side